Exhibit 10.2

EXECUTION

FHLMC Approved Form

[Osprey TEBs]

REIMBURSEMENT, PLEDGE AND SECURITY AGREEMENT

between

FEDERAL HOME LOAN MORTGAGE CORPORATION

and

CENTERLINE SPONSOR 2007-1 SECURITIZATION, LLC
as Sponsor

Relating to

Freddie Mac
Multifamily Variable Rate Certificates
Series M012 and Series M013

and

Freddie Mac
Taxable Multifamily Variable Rate Certificates
Series M014

Dated as of December 1, 2007

ii

ARTICLE IX
MISCELLANEOUS

Section 9.1	Counterparts	58
Section 9.2	Amendments, Changes and Modifications	58
Section 9.3	Payment Procedure	58
Section 9.4	Payments on Business Days	58
Section 9.5	Governing Law; Severability	58
Section 9.6	Notices	59
Section 9.7	Further Assurances and Corrective Instruments	60
Section 9.8	Term of this Agreement	61
Section 9.9	Assignments; Transfers; Third-Parties Rights	61
Section 9.10	Headings	61
Section 9.11	Limitation on Personal Liability	61
Section 9.12	Consent of Freddie Mac	62
Section 9.13	Disclaimer; Acknowledgments	62
Section 9.14	Entire Agreement	62
Section 9.15	Survival of Representation and Warranties	62
Section 9.16	Waiver of Claims	62
Section 9.17	Waivers of Jury Trial	62

Schedule A:	Mortgaged Properties
Schedule A-1:	Pool 12 Bonds
Schedule A-2:	Pool 13 Bonds
Schedule A-3:	Taxable Pool 14 Bonds
Schedule B:	Non-Stabilized Mortgaged Properties
Schedule C:	[Reserved]
Schedule D:	Qualifications to Assumptions
Schedule E:	Quality Control Documents
Schedule F:	Insurance Requirements
Schedule G:	Insurer Rating Requirements
Schedule H:	Stabilization Standards
Schedule I:	Subordinate Debt Standards

iii

REIMBURSEMENT, PLEDGE AND SECURITY AGREEMENT

THIS REIMBURSEMENT, PLEDGE AND SECURITY AGREEMENT dated as of December 1, 2007 (as amended, modified or supplemented from time to time, this “Agreement”) by and between the FEDERAL HOME LOAN MORTGAGE CORPORATION (together with its permitted successors and assigns, “Freddie Mac”), a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States, and CENTERLINE SPONSOR 2007-1 SECURITIZATION, LLC, a Delaware limited liability company, as Sponsor (together with its permitted successors and assigns, the “Sponsor”).

R E C I T A L S:

1.             Pursuant to the Bond Exchange Agreement, Freddie Mac has agreed to exchange the Certificates designated Series M012, M013 and M014 issued by Freddie Mac as described on the cover page of this Agreement for the following multifamily housing revenue bonds (collectively, the “Bonds”):  (a) tax-exempt bonds listed on Schedule A-1 (the “Pool 12 Bonds”), (b) tax-exempt bonds listed on Schedule A-2 (the “Pool 13 Bonds”, and collectively with the Pool 12 Bonds, the “Tax-Exempt Bonds”), and (c) certain related taxable bonds (as listed on Schedule A-3, the “Taxable Pool 14 Bonds”).

2.             Freddie Mac is depositing the Pool 12 Bonds, the Pool 13 Bonds and Taxable Pool 14 Bonds pursuant to the terms of three separate Series Certificate Agreements, each respectively dated as of the date hereof (together with the Standard Terms incorporated therein, each a “Series Certificate Agreement” and, collectively, the “Certificate Agreement”), between Freddie Mac, in its corporate capacity and Freddie Mac as Administrator.  Separate Series of Class A Certificates and Class B Certificates are being issued pursuant to each Series Certificate Agreement.  Each Series of Certificates represents an ownership interest in the related underlying Bonds deposited pursuant to the related Series Certificate Agreement.  Each Class of Certificates has certain specified rights with respect to the related underlying Bonds as provided therein.

3.             As further described in the Bond Exchange Agreement, each series of Class A Certificates has been transferred to the Transferors identified in the Bond Exchange Agreement for subsequent placement and sale pursuant to the terms of each related Remarketing Agreement.

4.             As further described in the Bond Exchange Agreement, each series of Class B Certificates has been subsequently transferred to the Sponsor.

5.             Pursuant to each Series Certificate Agreement and this Agreement, at the request of the Sponsor, Freddie Mac has agreed to provide the Credit Enhancement and the liquidity support with respect to the Class A Certificates issued thereunder and the related Bonds on the terms provided in each Series Certificate Agreement.

6.             The Sponsor will pledge the Class B Certificates to Freddie Mac as a portion of the security for its obligations to Freddie Mac hereunder in connection with Freddie Mac’s provision of such Credit Enhancement and liquidity support.

7.             The Sponsor’s obligations under this Agreement are secured by (i) a pledge of the Class B Certificates and any Pledged Class A Certificates purchased pursuant to Section 6.06 of the Series Certificate Agreement and held for the benefit of Freddie Mac pursuant to Article VIII and (ii) a pledge of any Purchased Bonds held for the benefit of Freddie Mac pursuant to Article VIII and (iii) a pledge of the Stabilization Collateral delivered to and pledged to Freddie Mac by the Sponsor pursuant to the Stabilization Guaranty, Escrow and Security Agreement in connection with those Mortgaged Properties that have not achieved Stabilization.  In addition, the Sponsor will cause Freddie Mac to be appointed as Bondholder Representative under the Bond Documents and the Bond Mortgage Documents contemporaneous with the execution hereof for all Bonds.

8.             As a further condition to Freddie Mac’s provision of its Credit Enhancement and liquidity support, the Sponsor has also arranged to be delivered for the benefit of Freddie Mac (i) the Guaranty, (ii) the Parent Guaranty, (iii) the Parent Stabilization Guaranty and (iv) the Stabilization Guaranty, Escrow and Security Agreement.

NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Freddie Mac and the Sponsor do hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions.  All initially capitalized terms included in the Recitals above and not specifically defined in this Agreement shall have the meanings therefor contained in Exhibit A to each Series Certificate Agreement, the Servicing Agreement or the Bond Exchange Agreement.  Unless otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the following terms shall have the respective meanings set forth below for all purposes of this Agreement.

“Administrator” means Freddie Mac in its capacity as Administrator under the applicable Series Certificate Agreement, and its successors or assigns in such capacity.

“Administrator Fee” means the monthly fee payable to Freddie Mac for serving as Administrator as specified in each applicable Series Certificate Agreement, equal to one-twelfth of 0.01% (1 basis point) per annum of the outstanding principal balance of each Bond Mortgage Loan held in the applicable Series Pool.

“Advance” means either a Credit Advance or a Liquidity Advance.

“Allocable Expense Amount” has the meaning set forth in Section 8.3(c).

“Agreement” means this Reimbursement, Pledge and Security Agreement, as the same may be amended, modified or supplemented from time to time.

“Asset Resolution” means, with respect to an issue of Specially Serviced Bonds, (i) the sale of the related Mortgaged Property at Foreclosure or thereafter, (ii) the sale of such issue of Specially Serviced Bonds, or (iii) the execution of a workout agreement pursuant to which the related Bond Mortgage Loan and Bonds are modified.

“Bank Credit Facility” means that certain revolving credit and term loan facility among, inter alia, Bank of America, N.A., as lender and administrative agent, for the benefit of Parent Guarantor and Centerline Capital Group, Inc., as borrowers, pursuant to a Revolving Credit and Term Loan Agreement, dated as of December 27, 2007, as the same may be renewed, extended, expanded, modified, amended or supplemented from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor statute.

“Bondholder Representative” shall mean Freddie Mac as “majority owner” of the Bonds under the Bond Documents.

“Bond Documents” means, with respect to any Bond or Underlying Bond, the trust indenture, ordinance, resolution and any other agreements or instruments pursuant to which such Bond or Underlying Bond, as applicable, has been issued or secured (including any loan agreement, note, mortgage, deed of trust or any rate cap or interest rate protection agreement delivered to the applicable Bond Trustee) or governing the operation of the Project financed by such Bond as the same may be amended or supplemented from time to time.

“Bond Event of Default” means, with respect to an issue of Bonds, the occurrence of a default under the related Bond Documents or Bond Mortgage Documents (following any applicable grace period or notice and cure period but only to the extent provided in the related Bond Documents or Bond Mortgage Documents).

“Bond Exchange Agreement” means the Bond Exchange and Sale Agreement dated as of the Closing Date among Freddie Mac, the Sponsor and each Transferor, as amended, supplemented or restated.

“Bond Mortgage” means, with respect to each Project, the multifamily deed of trust or mortgage, as applicable, assignment of rents, security agreement and fixture filing delivered on the closing date for the related Bonds or Underlying Bonds, as applicable, together with all riders and addenda, from the Owner of the Project granting a first priority mortgage and security interest in the Project to secure the repayment of the Bond Mortgage Loan, which Bond Mortgage has been assigned by the Issuer to the Bond Trustee pursuant to the Indenture.

“Bond Mortgage Loan” means, with respect to each issue of Bonds, the loan by the Issuer to the Owner with respect to the Project in an amount equal to the aggregate principal amount of such issue of Bonds.

“Bond Mortgage Documents” means, with respect to each Bond Mortgage Loan, the Bond Mortgage, the Bond Mortgage Note, the LURA, the Loan Agreement and any related documents evidencing the obligations of the Owner under the Bond Mortgage Note or securing payment or performance of such obligations or otherwise pertaining to such obligations, including any HUD Document, as each such document, agreement or instrument may be amended, modified or supplemented from time to time.

“Bond Mortgage Note” means, with respect to each Bond Mortgage Loan, the promissory note from the Owner to the Issuer, including all riders and addenda, evidencing the Owner’s obligation to repay the Bond Mortgage Loan, as the same may be amended, modified or supplemented from time to time, which Bond Mortgage Note has been assigned by the Issuer to the Bond Trustee.

“Bond Purchase Loan” shall have the meaning set forth in Section 7.3(b).

“Bonds” means collectively the Pool 12 Bonds, the Pool 13 Bonds and the Taxable Pool 14 Bonds.

“Certificates” means the Class A Certificates and the Class B Certificates.

“Class A Balance” shall have the meaning set forth in Section 7.3(b).

“Class A Certificates” means the senior certificates designated as such and issued pursuant to each Series Certificate Agreement, evidencing an undivided ownership interest in the related Bonds.

“Class B Beneficial Owners” means the Sponsor, any transferee from the Sponsor or any other Person so long as it owns a beneficial interest in any Class B Certificate.

“Class B Certificates” means the subordinate certificates designated as such and issued pursuant to each Series Certificate Agreement, evidencing an undivided ownership interest in the related Bonds.

“Closing Date” means the date each Series Certificate Agreement is executed and delivered by Freddie Mac in its corporate capacity and as Administrator thereunder.

“Credit Advance” means any advance by Freddie Mac under this Agreement or any Series Certificate Agreement, including but not limited to (i) an advance to pay principal on any Bond or interest distributable with respect to any Class A Certificates, (ii) any advance pursuant to Section 2.4(d) to cure an Inaccuracy, (iii) any advance in connection with a Mandatory Tender Event pursuant to Sections 6.04(a), (c) or (h) of any Series Certificate Agreement relating to a Liquidity Provider Termination Event, the Credit Enhancement Termination Date or a Clean-Up Event, or in connection with an Optional Disposition Right pursuant to Section 7.05 of any Series Certificate Agreement, (iv) an advance in connection with a Release Event pursuant to Section 3.08 of any Series Certificate Agreement, (v) any advance in connection with an Enforcement Action and (vi) an advance to pay any portion of the Fee Component or any other fee due and owing that the Sponsor fails to cause to be paid in accordance with the Sponsor Documents, the non-payment of which jeopardizes the security pledged hereunder.

“Credit Enhancement” has the meaning set forth in each Series Certificate Agreement.

“Custody Account” means an account in the name of the Pledge Custodian, as collateral agent for Freddie Mac, as further described in Section 8.11.

“Data Tape” means the data tape dated December 20, 2007 submitted by or on behalf of the Sponsor to Freddie Mac with respect to the Bonds and the Mortgaged Properties.

“Default Rate” means the base rate or prime rate of Citibank, N.A. until such time as another “Money Center” bank is designated by Freddie Mac in its discretion by notice to the Sponsor, plus two percent (2%).

“Delegated Guide” means the Freddie Mac Delegated Underwriting for Targeted Affordable Housing Guide, as amended or supplemented from time to time.

“Discount Rate” means for purposes of calculating the Prepayment Premium under (i) Section 2.4(c), a rate (determined at the time the Prepayment Premium is due) equal to the yield on the U.S. Treasury Security due June 15, 2022 and (ii) Section 3.8, a rate (determined at the time the Prepayment Premium is due) equal to the yield on the U.S. Treasury Security due five years after the date of determination or such lesser period as provided in Section 3.8; or in the case of either clause (i) or (ii) above, if such U.S. Treasury Security is not available, the U.S. Treasury Security due on the closest date after the applicable date.  In the event that no yield is published on the applicable date for the Treasury Security used to determine the Discount Rate, Freddie Mac, in its discretion, shall select the non-callable Treasury Security maturing in the same year as the Treasury Security specified above with the lowest yield published in The Wall Street Journal as of the applicable date.  If publication of such yields in The Wall Street Journal is discontinued for any reason, Freddie Mac shall select a security with comparable coupon and term to the Treasury Security used to determine the Discount Rate.  The selection of an alternate security pursuant to this paragraph shall be made in Freddie Mac’s discretion.

“Enforcement Action” means, with respect to any Mortgaged Property, the advertising of or commencement of any foreclosure or trustee’s sale proceedings, the exercise of any power of sale, the obtaining of or seeking of the appointment of a receiver, the taking of possession or control or the collecting of rents, the commencement of any suit or other legal, administrative, or arbitration proceeding against the Mortgaged Property or the Owner based upon any of the Bond Mortgage Documents, or the taking of any other enforcement or remedial action against the Owner arising under or connected with the Mortgaged Property.

“Fee Component” means, with respect to each Bond Mortgage Loan, the regular, ongoing fees due from time to time to the Issuer, the Bond Trustee and the rebate analyst, as such fees are set forth in the applicable Bond Documents.

“Foreclosure” shall be deemed to have occurred when title to the Mortgaged Property encumbered by a Bond Mortgage is acquired in the name of the Bond Trustee, Freddie Mac, the Special Servicer, or the designee of any such party or in a third party purchaser’s name through foreclosure or deed-in-lieu.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States, and its successors.

“Freddie Mac Fee” means an amount equal to 0.25% (25 basis points) per annum of the Current Certificate Balance of the Class A Certificates, payable as provided in Section 3.3; provided upon and after the delivery of any confirming credit facility by the Sponsor as provided in Section 4.12 of each Series Certificate Agreement, such amount shall be 0.05% (5 basis points) per annum.

“Freddie Mac Purchase Notice” has the meaning set forth in Section 7.3(b).

“Freddie Mac Reimbursement Amount” means the amounts that the Sponsor is required (subject to Section 9.11 hereof) to cause to be paid to Freddie Mac pursuant to this Agreement to reimburse Freddie Mac for any Advances, which amounts shall be equal to the sum of all Advances not previously reimbursed on behalf of the Sponsor, together with any interest thereon, late charges, default interest and other amounts payable to Freddie Mac under this Agreement (except any share of collected late charges that the Servicer is entitled to retain as additional servicing compensation) as a result of a default under the Owner Documents, and shall be paid as provided in Sections 3.2, 3.3 and 3.4 of this Agreement.

“Government Obligations” means direct and general obligations of the United States of America or obligations of any agency or instrumentality of the United States of the payment of the principal and interest of which are guaranteed by the full faith and credit of the United States of America.

“Guarantor” means Centerline Guarantor LLC, and its permitted successors and assigns under the Guaranty.

“Guaranty” means the Limited Support Agreement dated as of the date hereof between Guarantor and Freddie Mac, as amended, supplemented or restated.

“Guide” means the Freddie Mac Multifamily Seller/Servicer Guide, as amended from time to time.

“Guidelines” means the Freddie Mac Multifamily Forward Commitment External Guidelines and Procedures - Full Delegation, as amended and supplemented from time to time.

“HUD Document” means, with respect to any Mortgaged Property, any interest rate reduction payment agreement, housing assistance payment agreement or the similar document delivered by or on behalf of the Department of Housing and Urban Development to provide support for rent or mortgage loan payments.

“Inaccuracy” shall have the meaning set forth in 2.4(a).

“Indenture” means, with respect to each issue of Bonds, the Trust Indenture or the Indenture of Trust, as applicable, between the Issuer and Bond Trustee or the Resolution of the Issuer pursuant to which the Bonds are issued and secured, as the same may be amended, modified or supplemented from time to time.

“Issuer” means, with respect to each issue of Bonds, the governmental entity that issued such Bonds, and its successors.

“Liquidity Advance” means an advance by Freddie Mac pursuant to the terms of the applicable Series Certificate Agreement to pay the Purchase Price of any Class A Certificates tendered optionally by Class A Certificateholders pursuant to Section 6.03 of such Series Certificate Agreement or subject to Mandatory Tender in connection with the establishment of a Term Effective Date or a Reset Rate Method Change Date pursuant to Section 6.04(d), (e) or (f) of such Series Certificate Agreement that have not been remarketed by the Remarketing Agent pursuant to the applicable Remarketing Agreement and such Series Certificate Agreement and therefore, with respect to which there are no proceeds of remarketing.

“Liquidity Commitment” has the meaning set forth in each Series Certificate Agreement.

“Liquidity Commitment Termination Date” means, with respect to any applicable Series Certificate Agreement, the earlier of (i) the date that the Reset Rate Method for the Class A Certificates is changed to the Term Reset Rate Method for a term interval that ends on the latest maturity date of the Bonds, (ii) the termination of the Series pursuant to Article XIII of the Standard Terms, (iii) the occurrence of a Tender Option Termination Event with respect to all of the Certificates, (iv) the date on which the Class A Certificates have been redeemed in full or (v) the Credit Enhancement Expiration Date.

“Liquidity Facility” has the meaning set forth in each Series Certificate Agreement.

“Liquidity Rate” means the base rate or prime rate of interest of Citibank, N.A. until such time as another “Money Center” bank is designated by Freddie Mac in its discretion by notice to the Sponsor.

“Losses” shall have the meaning set forth in Section 3.12.

“LURA” shall have the meaning set forth in Section 2.1(gg).

“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Mortgage Default” means the occurrence with respect to any of the Bond Mortgage Documents of a monetary Event of Default (as defined in the Bond Mortgage Documents) or any other Event of Default under the Owner Documents of which the Sponsor has actual knowledge.

“Mortgaged Property” means any of the properties listed as a Mortgaged Property in Schedule A attached hereto.

“Non-Stabilized Mortgaged Property” means any Mortgaged Property with respect to which Stabilization has not occurred.  Non-Stabilized Mortgaged Properties as of the Closing Date are listed on Schedule B.

“Obligations” means the obligations of the Sponsor (a) to pay or cause to be paid all amounts, including fees, costs, charges and expenses payable under this Agreement and (b) to observe and perform each of the terms, conditions and provisions of the Sponsor Documents.

“Offering Circular” means in each case, the preliminary and final Offering Circular (together with the related Offering Circular Supplement) related to the sale of each Series of Class A Certificates.

“Owner” means, with respect to each Mortgaged Property, the owner of such Mortgaged Property, and any successor owner of the Mortgaged Property.

“Owner Documents” means, with respect to each Bond Mortgage Loan, the Bond Documents and the Bond Mortgage Documents.

“Parent Guaranty” means the Limited Support Agreement dated as of the date hereof between the Parent Guarantor and Freddie Mac, as amended, supplemented or restated.

“Parent Stabilization Guaranty” means the Stabilization Limited Support Agreement dated as of the date hereof between the Parent Guarantor and Freddie Mac, as amended, supplemented or restated.

“Parent Guarantor” means Centerline Holding Company, and its permitted successors and assigns under the Parent Guaranty and the Parent Stabilization Guaranty.

“Person” means an individual, estate, trust, corporation, partnership, limited liability company or any other organization or entity (whether governmental or private).

“Placement Agent” means Morgan Stanley & Co. Incorporated, as placement agent for each series of the Class A Certificates pursuant to each Remarketing Agreement.

“Placement Agreement” means the Certificate Placement Agreement dated as of the Closing Date among the Placement Agent, Freddie Mac and Centerline Holding Company, as amended, supplemented or restated.

“Pledge Custodian” means Freddie Mac, or any successor thereto as provided in Article VIII.

“Pledged Class A Certificate” means (i) any Class A Certificate following an optional tender by its Holder or the exercise by such Holder of its Optional Disposition Right during the period from and including the date of its purchase by the Administrator on behalf of and as agent for the Sponsor with an Advance under Section 6.01(b) of the applicable Series Certificate Agreement, but excluding the date on which such Class A Certificate is remarketed to any person other than Freddie Mac, the Sponsor or any Affiliate of the Sponsor, (ii) any Class A Certificate purchased by the Sponsor in connection with a Special Adjustment Event and pledged to Freddie Mac pursuant to this Agreement and (iii) any Class A Certificate purchased by the Administrator on behalf of and as agent for the Sponsor from monies paid by Freddie Mac pursuant to the Liquidity Facility following the occurrence of a Mandatory Tender Event.

“Pledged Security Collateral” has the meaning set forth in Section 8.1.

“Pool 12 Bonds” means the tax-exempt multifamily housing revenue bonds listed on Schedule A-1.

“Pool 13 Bonds” means the tax-exempt multifamily housing revenue bonds listed on Schedule A-2.

“Prepayment Premium” means with respect to any event identified in Section 2.4(c) during the 15 year period commencing on the Closing Date, and with respect to Section 3.8, a period of five years or such lesser period remaining until the Credit Enhancement Expiration Date, an amount equal to the present value (discounted at the applicable Discount Rate) of the monthly payments of the Freddie Mac Fee that would have been earned assuming scheduled principal payments of the Bonds during the remainder of the applicable period had such event not occurred.

“Purchase Date” means (a) during the Weekly Reset Period, any Business Day specified by a Class A Certificateholder as the date on which Class A Certificates owned by such Class A Certificateholder are to be purchased in accordance with the provisions of Section 6.03 of either Series Certificate Agreement, (b) any date on which the Class A Certificates are subject to mandatory tender in accordance with the provisions of Section 6.04 of either Series Certificate Agreement and (c) any date on which the Class A Certificates are subject to optional disposition in accordance with the provisions of Section 7.05 of either Series Certificate Agreement.

“Purchased Bond” means a Bond purchased by Freddie Mac on behalf of the Sponsor from monies paid by Freddie Mac pursuant to the Credit Enhancement following the occurrence of a Release Event or delivered to the Pledge Custodian pursuant to Section 8.6 or Section 8.8 hereof.

“Purchase Price” means, with respect to any Class A Certificate required to be purchased pursuant to Section 6.06 of any Series Certificate Agreement, the balance of such Class A Certificate plus interest accrued thereon to the Purchase Date.

“Quality Control Package” means the documents and reports submitted by or on behalf of the Sponsor to Freddie Mac listed on Schedule E in connection with the Underwriting of a Bond Mortgage Loan and a Mortgaged Property.

“Rating Agency” means Moody’s or S&P or any other nationally recognized rating agency maintaining a rating on the Class A Certificates.

“Remarketing Agent” means Morgan Stanley & Co. Incorporated, as remarketing agent under each applicable Remarketing Agreement, and any successor in such capacity.

“Remarketing Agreement” means each Certificate Remarketing Agreement dated as of the date hereof among the Sponsor, Freddie Mac and the Remarketing Agent, with respect to the Class A Certificates, as amended or supplemented.

“Remedy Event” means the occurrence of an event as described in Section 7.1.

“Repurchase Inaccuracy” means an Inaccuracy relating to an assumption described in Section 2.1(d)(vii), 2.1(d)(viii), 2.1(d)(x), 2.1(h)(2) or 2.1(x)(ii) and the event described in the last paragraph of Section 3.12(b).

“Required Stabilization Date” means December 1, 2012; provided such date may be extended for two additional one-year periods upon the written request of the Sponsor to Freddie Mac if immediately prior to the beginning of each requested one-year extension period, (i) the aggregate outstanding principal amount of Bonds relating to Non-Stabilized Mortgaged Properties does not exceed (in the case of the first requested extension) $800,000,000, and does not exceed (in the case of any second requested extension) $500,000,000, and (ii) the amount held by Freddie Mac pursuant to the Stabilization Guaranty, Escrow and Security Agreement

(including Sponsor contributions) equals at least 4.5% of such aggregate outstanding principal amount of Bonds relating to Non-Stabilized Mortgaged Properties.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Series Certificate Agreement” means each Series Certificate Agreement as defined in Recital 2 hereof, as amended or supplemented.

“Series Pool” means a discrete pool formed by Freddie Mac consisting of Assets with respect to which Freddie Mac has elected partnership status, as set forth in each Series Certificate Agreement.

“Servicer” means the eligible servicing institution designated by Freddie Mac, or its successor, as servicer of each Bond Mortgage Loan and the Bonds.  Initially, Centerline Mortgage Capital Inc. shall serve as the Servicer.  Pursuant to the terms of the Servicing Agreement, the Servicer may appoint a Sub-Servicer to perform its duties, and as of the Closing Date, has appointed Centerline Servicing Inc. in such capacity.

“Servicer’s Institutional Underwriting Standards” means the rules, underwriting model, analytical and due diligence requirements, risk evaluation and risk mitigation practices that Servicer and its affiliates, from time to time, adheres to when originating mortgage loans and properties comparable to the Bond Mortgage Loans and the Mortgaged Properties.  With respect to all of the Stabilized Mortgaged Properties and with respect to Non-Stabilized Mortgaged Properties relating to Bonds issued on or before June 30, 2005, the reference to “Servicer’s Institutional Underwriting Standards” shall refer to such standards as in effect on the date hereof.  With respect to Non-Stabilized Mortgaged Properties relating to Bonds issued after June 30, 2005, the reference to “Servicer’s Institutional Underwriting Standards” shall refer to such standards as in effect at the time of issuance of such Bonds.

“Servicing Agreement” means the Servicing Agreement dated as of the date hereof between the Servicer and Freddie Mac concerning the servicing and special servicing of the Bond Mortgage Loans and the Bonds, as the same may be amended from time to time, including any replacement Servicing Agreement entered into with a successor servicer.

“Servicing Fee” means the monthly fee due the Servicer under the Servicing Agreement in an amount equal to one-twelfth of 0.05% (5 basis points) per annum of the outstanding principal balance of each Bond Mortgage Loan.

“Specially Serviced Bond(s)” has the meaning provided in Article V.

“Special Servicer” means the servicing entity designated by the Sponsor or Freddie Mac, as applicable, pursuant to Article V hereof and the Servicing Agreement to act as Special Servicer with respect to the Specially Serviced Bonds.  Initially, the Sponsor has appointed Centerline Mortgage Capital Inc. to act as Special Servicer.  Pursuant to the terms of the Servicing Agreement, the Special Servicer may appoint a sub-special servicer to perform its duties, and as of the Closing Date, has appointed Centerline Servicing Inc. in such capacity.

“Special Servicing Crossover Date” has the meaning provided in Article V.

“Special Servicing Fee” means the fee due the Special Servicer equal to 0.15% (15 basis points) per annum of the outstanding principal amount of Bonds in Special Servicing pursuant to the Servicing Agreement plus any expenses permitted under the Servicing Agreement.

“Sponsor Documents” means this Agreement, the Series Certificate Agreements, the Servicing Agreement, each Remarketing Agreement, the Bond Exchange Agreement, the Stabilization Guaranty, Escrow and Security Agreement, and any other agreement, instrument or certificate executed by the Sponsor in connection with the transactions contemplated hereby.

“Sponsor Paid Expenses” has the meaning set forth in Section 8.3(c).

“Sponsor’s Retained Interest” means, with respect to each Series Certificate Agreement, a Class B Certificate with a certificate balance of $5,000.

“Stabilization” means with respect to each of the Non-Stabilized Mortgaged Properties listed on Schedule B attached hereto, satisfaction of the elements set forth in the definition of “Stabilization” as such term is defined (and as such elements are set forth) in the Bond Documents related to each Non-Stabilization Mortgaged Property executed in connection with the financing thereof.

“Stabilization Collateral” means the cash collateral described in and pledged by the Stabilization Guarantor to Freddie Mac pursuant to the Stabilization Guaranty, Escrow and Security Agreement.

“Stabilization Escrow Required Additional Deposits” has the meaning specified in the Stabilization Guaranty, Escrow and Security Agreement.

“Stabilization Guarantor” means Centerline Stabilization 2007-1 Securitization, LLC, or any successors or permitted assigns thereof pursuant to the Stabilization Guaranty, Escrow and Security Agreement.

“Stabilization Guaranty, Escrow and Security Agreement” means the Stabilization Guaranty, Escrow and Security Agreement dated as of December 1, 2007 between the Stabilization Guarantor and Freddie Mac, as amended or supplemented.

“Stabilized Mortgaged Property” means initially each Mortgaged Property not listed on Schedule B, together with any Non-Stabilized Mortgaged Property that achieves Stabilization after the Closing Date.

“Taxable Pool 14 Bonds” means the taxable multifamily housing revenue bonds listed on Schedule A-3 hereto.

“Tax Certificate” means the Tax Certificate, the Non-Arbitrage Certificate and Tax Agreement or any similar agreement or certificate executed by the Owner certifying to or agreeing to comply with the requirements of Section 103 of the Internal Revenue Code of 1986, as amended, in connection with the issuance of the related Bonds.

“Tax-Exempt Bonds” means, collectively, the Pool 12 Bonds and the Pool 13 Bonds.

“Term” has the meaning set forth in Section 9.8.

“Terminating Mandatory Tender Date” shall have the meaning set forth in each Series Certificate Agreement.

“Termination Event” means each Remedy Event listed in Subsection 7.1(a) through (k) hereof.

“Title Insurance Policy” means, with respect to any Mortgaged Property, the title insurance policy insuring the lien of the related Bond Mortgage.

“Transferor” means each of Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, and Centerline 2007-1 T Securitization, LLC.

“Underwriting” means the analysis of risk factors associated with a Bond Mortgage Loan secured by a Mortgaged Property, including, but not limited to, the determination of the net operating income of the Mortgaged Property, the applicable debt service coverage ratio, and all material risk factors associated with the transaction structure.

“Uniform Commercial Code” or “U.C.C.” means the Uniform Commercial Code as from time to time in effect in each applicable jurisdiction.

Section 1.2            Interpretation.  In this Agreement, unless the context otherwise requires, words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.  Unless the context shall otherwise indicate, words importing the singular number shall include the plural number and vice versa, and words importing persons shall include partnerships, limited liability companies, corporations and associations, including public bodies, as well as natural persons.  The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder”, and any similar terms, as used in this Agreement, refer to this Agreement.  Any reference in this Agreement to an “Exhibit”, a “Section”, a “Subsection”, a “Paragraph” or a “subparagraph” shall, unless otherwise explicitly provided, be construed as referring, respectively, to an Exhibit attached to this Agreement, a section of this Agreement, a subsection of the section of this Agreement in which the reference appears, a paragraph of the subsection within this Agreement in which the reference appears, or a subparagraph of the paragraph within which the reference appears.  All Recitals set forth above and all Exhibits attached to or referred to in this Agreement are incorporated by reference into this Agreement.  Any reference to an executed agreement or instrument herein shall be to such agreement or instrument as amended, supplemented or restated in accordance with its terms.

ARTICLE II

ASSUMPTIONS, REPRESENTATIONS, COVENANTS,
WARRANTIES AND CONDITIONS

Section 2.1            Assumptions.  As of the Closing Date, the parties are making certain assumptions, not constituting representations or warranties of Sponsor, set forth below in this Section 2.1, as to various matters with respect to each Owner, each Mortgaged Property and each series of related Bonds and related Bond Mortgage.  The Sponsor acknowledges that such assumptions, as qualified by Schedules B and D attached hereto, together with the corporate representations, covenants, warranties and agreements of the Sponsor contained in this Agreement, are relied upon by Freddie Mac and serve as a basis for the agreement of Freddie Mac to issue the Certificates and exchange the Certificates for the Bonds and the undertakings of Freddie Mac contained in each Series Certificate Agreement with respect to the Credit Enhancement and the Liquidity Facility.  Freddie Mac acknowledges that, except for the corporate representations and warranties contained in Section 2.2, the assumptions set forth in this Section 2.1 are intended solely to allocate risk between the Sponsor and Freddie Mac and to establish the consequence of an Inaccuracy as provided in Section 2.4, are not assurances by the Sponsor that such assumptions are factually correct or true as to each Bond Mortgage and may not be the basis for a claim of breach or default under this Agreement or a claim of personal liability hereunder except as provided in Section 9.11(b) hereinbelow.  The corporate representations and warranties of Sponsor contained in Section 2.2 are intended to be assurances that the matters warranted to in those Subsections are factually correct; a breach of such representations is a Remedy Event hereunder and may be the basis for a claim of personal liability.

The truth and accuracy of the following assumptions are relied upon by Freddie Mac for the purposes recited above:

(a)           Rent Schedule; Data Tape.  The rent schedules submitted to Freddie Mac contain no material errors, and accurately state in all material respects the gross potential rents and the actual leased rents for each Mortgaged Property as of the effective date thereof, and all other information regarding the Mortgaged Property contained in the Data Tape provided to Freddie Mac regarding the Mortgaged Property is true, complete and correct in all material respects.

(b)           Location of Improvements.  All improvements to the Mortgaged Property that have been included in its appraised value lie within the boundaries of the land as described in the legal description attached to the related Bond Mortgage, or to the extent that any such improvements encroach onto any adjoining land, each such encroachment falls within the exceptions for encroachments set forth in Guide Chapter 16.  No improvements on neighboring properties encroach onto the Mortgaged Property, or all such encroachments fall within the exceptions for encroachments set forth in Guide Chapter 16.

(c)           No Damage.  Except as set forth on Schedule D, there exists no unrepaired or unrestored damage to the Mortgaged Property from fire or other casualty since the date of the Bond Mortgage that would materially and adversely affect its value as security for the Bond Mortgage, or, if such damage exists, sufficient funds have been escrowed to fully restore the Mortgaged Property to the same size and density as existed prior to such casualty, and such restoration is permitted under all applicable building and zoning laws and regulations.

(d)           Mortgaged Property.

(i)            The Mortgaged Property is in good and habitable condition except as noted on Schedule D and except for normal wear and tear and except for the Mortgaged Properties listed on Schedule B that are designated new construction or rehabilitation properties.

(ii)           Except as set forth on Schedule D, there is no material uncured violation at the Mortgaged Property of any building or housing code or similar law or ordinance.

(iii)          Except for the Mortgaged Properties listed on Schedule B that are designated new construction or rehabilitation properties, all repairs and improvements to the Mortgaged Property required by the any repair escrow agreement in effect with respect to the Mortgaged Property have been completed in accordance with the terms thereof.

(iv)          Sponsor has completed a site inspection of the Mortgaged Property on or after December 1, 2006.  Except as set forth on Schedule D, Sponsor’s inspection of the Mortgaged Property did not disclose any conditions that would adversely affect the value of the Mortgaged Property, including, but not limited to, environmental hazards, needed repairs, tenancy issues, the condition of adjoining properties and other similar matters.

(v)           The Mortgaged Property is adequately served by public water and sewer systems and all necessary public utilities.

(vi)          Except as set forth on Schedule D, the Mortgaged Property is in material compliance with all applicable statutes, rules and regulations, including, but not limited to, subdivision, health, safety, fire and building codes.  The Mortgaged Property is in material compliance with all regulatory agreements and restrictive covenants which affect the Mortgaged Property.  (With respect to the exceptions listed on Schedule D, the Sponsor shall make reasonably diligent efforts to cause the general partner of the related Owner to address all issues which form the basis of the Form 8823’s noted thereon.)

(vii)         The Mortgaged Property is located in one of the fifty (50) states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands or other territories or possessions of the United States.

(viii)        The Mortgaged Property consists of five (5) or more dwelling units.  (For the purposes of this representation and warranty, a “dwelling unit” must include both a kitchen and a bathroom.)

(ix)           The Mortgaged Property is not operated as a manufactured housing park.

(x)            If the Mortgaged Property includes any retail, commercial or other non-residential units (“mixed uses”), (A) (1) it is a single structure; or (2) it consists of multiple structures, some of which contain mixed uses, but none of which are exclusively retail or commercial; or (3) it consists of multiple structures, most of which are entirely residential, but one (or a small number) of which consists of retail stores primarily intended to serve residents of the Mortgaged Property; and (B) gross income from non-residential uses does not exceed 20% of the Mortgaged Property’s gross income; and (C) the area devoted to non-residential uses does not exceed 20% of the Mortgaged Property.

(xi)           The Mortgaged Property is not a Seniors Housing Property (as defined in the Guide).

(e)           Condemnation.  Except as set forth on Schedule D, no material part of the Mortgaged Property has been taken by condemnation or any similar proceeding since the date of the related Bond Mortgage, which condemnation or proceeding would adversely effect the operations or value of such Mortgaged Property, and there is no pending condemnation or similar proceeding with respect to all or any material part of the Mortgaged Property.

(f)            Authorization and Execution of Documents.  The related Bond Mortgage and all documents delivered in connection with such Bond Mortgage have been validly authorized and executed by the parties thereto.  With respect to each Mortgaged Property, all documents delivered in connection with the Bond Mortgage and the related issue of Bonds have been validly authorized and executed by the parties thereto.

(g)           Loan Proceeds.  Except with respect to Non-Stabilized Mortgaged Properties with respect to which bond proceeds remain to be disbursed, all proceeds of the Bond Mortgage for any Mortgaged Property have been disbursed directly to, or for the account of, the Owner in a manner that materially satisfied the requirements of the Bond Documents.

(h)           Insurance.  (1) The Mortgaged Property is covered by commercially appropriate hazard, flood, liability and rent loss insurance that meets the requirements on Schedule F hereto as of the applicable Closing Date.  (2) For any Bond Mortgage secured by a Mortgaged Property located in whole or in part in a Special Flood Hazard Area (“SFHA”) identified by the Federal Emergency Management Agency, (i) each building that lies within the SFHA is covered by flood insurance in an amount at least equal to the least of (A) its insurable replacement cost, (B) its prorated portion of the unpaid principal balance of the related Bonds as of the Closing Date in the case of a Mortgaged Property, or (C) the maximum limit of coverage available under the National Flood Insurance Program, and (ii) the community where the Mortgaged Property is located participates in the National Flood Insurance Program.

(i)            Delinquencies and Defaults.  All payments due under the terms of the related Bond Documents and Bond Mortgage Documents have been made.  Except as described on Schedule D, (i) there have been no delinquencies of 30 days or more since the origination of the Bond Mortgage that have not been cured, (ii) there are no existing material non-monetary defaults under the terms of the Bond Mortgage Documents, and (iii) there have been no material non-monetary defaults since the date of the origination of the Bond Mortgage that remain uncured.  The related Bond Mortgage Documents are not cross-defaulted (except to other indebtedness of the Borrower related to the Mortgaged Property), and the related Bond Mortgage is not cross-collateralized with any other transaction except as described on Schedule D.

(j)            Form 8038.  Form 8038 relating to each series of Bonds that was “reissued” (for federal tax purposes) or is a new issue with respect to the Mortgaged Property has been or will be timely filed with the Internal Revenue Service.

(k)           Bond Mortgage Ownership.  Each Bond Trustee is the sole owner and holder of the Bond Mortgage related to the issue of Bonds for which it is the Bond Trustee.  The Bond Trustee’s interest in each such Bond Mortgage is free and clear of any third party security interests, claims and encumbrances of any kind.

(l)            Third-Party Reports.  The Servicer or its Affiliates obtained all third-party reports required by the Servicer’s Institutional Underwriting Standards relating to the Mortgaged Property or the Owner, including, without limitation, any credit report, appraisal, engineering report, environmental report or audit, title insurance policy, flood zone determinations and surveys.  With respect to each such report, (i) the Servicer has examined the report, (ii) the preparer of the report is appropriately qualified, required by the Servicer’s Institutional Underwriting Standards, and (iii) the report was prepared in the manner required by the Servicer’s Institutional Underwriting Standards.

(m)          Undisclosed Information about Owner.  The Sponsor has actual knowledge of the facts and circumstances affecting the Owners, and the guarantors or indemnitors of the Owners’ obligations with respect to the Mortgaged Properties that may materially and adversely affect the Owners’ ability to meet their respective obligations under the Bond Mortgage in a timely manner, which is disclosed on Schedule D.  Other than as disclosed on Schedule D, the Sponsor has no actual knowledge of any other such fact or circumstance.  The description of the Owner, and each principal of the Owner, contained in the Data Tape is true, complete and correct in all material respects.

(n)           Insolvency.  Except as specifically disclosed on Schedule D, no bankruptcy, insolvency, reorganization or comparable proceeding has ever been instituted by or against the Owner or any guarantor or indemnitor of the Owner’s obligations, and no such proceeding is now pending against any such party.

(o)           [Reserved].

(p)           Negligence.  To Sponsor’s best knowledge, there has been no negligent act or omission by the Sponsor, any principal of the Sponsor, the Servicer or any employee of the Sponsor or the Servicer that has a material adverse effect on the value of the Bond Mortgage.

(q)           Enforceability.  The Bond Mortgage and the related Bond Mortgage Documents are enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors, rights generally, and general principles of equity (whether such enforcement is considered in a proceeding at law or in equity) and any other qualifications set forth in any legal opinion delivered at the closing of the Bond Mortgage relating to such enforceability.  The Owner has no rights of offset, defense, counterclaim or rescission with respect to the Bond Mortgage Documents.  The Sponsor has complied with all applicable laws, regulations and administrative requirements, state, local and federal, which would affect in any material respect the enforceability of the Bond Mortgage Documents against the Owner, and the Bond Mortgage Documents comply with all applicable laws, regulations and requirements with respect to usury.

(r)            Title; First Lien.  (i) The Owner holds its interest in the Mortgaged Property in fee simple, or if indicated on Schedule D, pursuant to a ground lease that complies with the Guide.

(ii)           The lien of each Bond Mortgage is insured by one or more lender’s title insurance policies insuring the applicable Bond Trustee, and its successors and assigns, as to the first priority lien (except as noted on Schedule D with respect to the Bonds of a subordinate series) of such Bond Mortgage in the aggregate principal amount of the Bonds to which it relates, subject only to: (i) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet due and payable; and (ii) the exceptions (general and specific) set forth in such title policies, including all covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially interferes with (A) the current use of the Mortgaged Property or the security intended to be provided by such Bond Mortgage, (B) the Owner’s ability to pay its obligations when they become due, or (C) the value of the Mortgaged Property under its current use.  Except for LURAs, tax credit regulatory agreements and customary easements that do not materially impair the value of the Mortgaged Property for its current use, no new liens or other matters of record have been filed against the Mortgaged Property since the date of the applicable title insurance policy that would not be insured by the title insurance policy as being subordinate to the lien of the Bond Mortgage, and no such lien, individually or in the aggregate, materially interferes with (A) the current use of the Mortgaged Property or the security intended to be provided by such Bond Mortgage, (B) the Owner’s ability to pay its obligations when they become due, or (C) the value of the Mortgaged Property under its current use.  No claims have been made under any of such title insurance policies.

(s)           Taxes Paid.  All taxes, water and sewer charges, ground rents, governmental assessments and other similar charges having a lien, or which would create a lien upon the Mortgaged Property if unpaid by their payment due date, have been paid, or amounts sufficient to cover the same in the ordinary course have been escrowed under the Bond Mortgage Documents consistent with the requirements of such Bond Mortgage Documents.

(t)            Equal Opportunity.  The origination of each, Bond Mortgage by the Sponsor or its Affiliates did not violate any applicable federal, state and local laws and regulations, which if violated would materially and adversely affect the enforceability of the Bond Mortgage, including but not limited to each of the following and regulations issued under each of the following:

(i)            Title VIII of the Civil Rights Act of 1968, as amended, 42 U.S.C. §§3601 et seq.  (1996).

(ii)           Title VII of the Consumer Credit Protection Act, as amended, 15 U.S. C. §§1691 - 1691f (1996).

(iii)          Section 527 of the National Housing Act, as amended, 12 U.S.C. §1735f-5 (1996).

No Bond Mortgage was originated by a person other than the Sponsor or its Affiliates or predecessors thereof other than as identified on Schedule D.

(u)           Status.  The Sponsor and the Servicer have complied with all laws relating to licensing, qualification to do business and approval to originate mortgages in the state in which the Mortgaged Property is located to the extent necessary to ensure the validity and enforceability of the Bond Mortgage Documents and performance of the Sponsor’s and the Servicer’s obligations under this Agreement and the Servicing Agreement.

(v)           Environmental.  Except as disclosed on Schedule D, there is not now:

(i)            any storage, disposal or discharge of hazardous materials or substances on or affecting the Mortgaged Property,

(ii)           any event or condition with respect to the Mortgaged Property, that constitutes a material violation of any applicable local, state, or federal environmental or public health law, or

(iii)          any pending or threatened (in writing) environmental or public health litigation or administrative action by any private party or public authority with respect to the Mortgaged Property.

At the time of issuance of the Bonds, the Sponsor or the Servicer obtained an acceptable Phase I Environmental Assessment of the Mortgaged Property meeting the requirements of the Servicer’s Institutional Underwriting Standards, and, if necessary and appropriate, a Phase II Assessment.  Either (a) such Environmental Assessment(s) did not reveal any hazardous substances or conditions that are unacceptable under the requirements of the Servicer’s Institutional Underwriting Standards that have not been remediated; or (b) the Owner is required under the terms of the Bond Mortgage Documents to implement an operations and maintenance plan where required or considered advisable by the Environmental Assessment(s), and no violations of the operations and maintenance plan by the Owner have occurred that have not been remediated.  The Sponsor has received no notice and is not otherwise aware of any unremediated adverse environmental concerns with respect to the Mortgaged Property other than such matters as set forth on Schedule D hereto, and the Sponsor is not aware of any action or proceeding which is pending or threatened by any public authority with respect to environmental matters.

(w)          Interest Computation.  Each Indenture with respect to the related Bonds provides for computation of interest on the basis of a 360-day year comprised of twelve 30-day months to the maturity date of the Bonds.  Each Bond Mortgage Note provides for computation of interest on the basis of a 360-day year comprised of twelve 30-day months to the maturity date of the Bond Mortgage Note.

(x)            Bond Requirements.  Except as indicated on Schedule D:

(i)            all Bonds originally issued as “draw-down” Bonds have been completely drawn down;

(ii)           all Bonds are secured by a recorded mortgage or deed of trust granted by the related Owner in favor of the related Bond Trustee (or granted to the Issuer and then assigned to the related Bond Trustee);

(iii)          all Bonds bear interest at fixed rate to maturity or an earlier reset date (and in the case of any earlier reset date, will bear interest at a fixed rate thereafter to be determined in accordance with the related Bond Documents);

(iv)          with respect to each series of Bonds, neither the Issuer nor the Trustee nor any other third party may direct or cause an acceleration or redemption of the Bonds or the related Bond Mortgage Loan or a foreclosure of the lien of the related Bond Mortgage pursuant to the terms of the related Bond Documents or Bond Mortgage Documents based on a failure to pay the fees or expenses or any other amounts owed to the Issuer, the Trustee or any such third party without the prior consent of the Bondholder Representative;

(v)           no third-party credit facility (other than the Freddie Mac Credit Enhancement) or liquidity facility is in effect with respect to any series of Bonds;

(vi)          no interest rate swap or cap or other interest rate hedge is in effect with respect to any series of Bonds which would affect Freddie Mac’s receipt of a fixed rate of interest as set forth in the Bond Documents; and

(vii)         no forward or standby bond purchase agreement is in effect with respect to any series of Bonds.

(y)           Ineligible Bond Mortgages.  The Bond Mortgage and the Bond Mortgage Documents include none of the following features, except as described on Schedule D:

(i)            Other than with respect to Bonds related to Non-Stabilized Mortgaged Properties, a principal balance that includes capitalization of interest, taxes, hazard insurance premiums or late charges.

(ii)           [Reserved].

(iii)          A Mortgaged Property in which any of the residential space is master leased to a single lessee or is master leased for military housing.

(iv)          A Mortgaged Property more than 20 percent of which is used for student and/or military housing.

(v)           A lender equity participation feature.

(vi)          [Reserved].

(vii)         A ground lease.

(viii)        A Mortgaged Property that is encumbered by financing that is subordinate to the Bond Mortgage, which subordinate financing does not meet the standards as set forth on Schedule I for “soft” subordinate financing, except if identified on the Data Tape as having “hard” subordinate financing (in which case the debt service payments required under such subordinate debt instruments are included in the related debt service coverage ratio on the Data Tape).

(z)            Title Insurance.  There are no conditions or encumbrances that have not been disclosed to the title insurer and that the title insurer could cite as grounds for refusing to honor a claim.

(aa)         Survey.  The survey delivered to Servicer in accordance with the Servicer’s Institutional Underwriting Standards as of the issuance date for the related Bonds correctly depicts for the Mortgaged Property the boundary lines, improvements and exceptions to title that can be shown on a survey required to be shown on a survey under the ALTA/ACSM requirements for urban surveys.

(bb)         Single Tax Parcel.  The Mortgaged Property consists of property identified as all of a single tax parcel or, if identified as multiple tax parcels, the Mortgaged Property constitutes the entirety of those tax parcels.  Any tax parcel or parcels within which the Mortgaged Property is located does not include property that is not subject to the Bond Mortgage.

(cc)         Access.  The Mortgaged Property does not share ingress and egress through an easement or private road, or share on-site or off-site recreational facilities and amenities that are not located on the Mortgaged Property and under the exclusive control of the Owner; or where there is shared ingress and egress or amenities, there exists an easement or joint use and maintenance agreement, and such agreement (i) provides that access to and use and enjoyment of the easement or private road and/or recreational facilities and amenities is perpetual, (ii) specifies the Owner’s responsibilities and share of expenses, and (iii) states that the failure to pay any maintenance fee will not result in a loss of usage of the easement.  In addition, the Owner’s share of expenses was taken into account in connection with the Underwriting of the Mortgaged Property.

(dd)         Zoning.  The overall character of the existing use of the Mortgaged Property is consistent with the zoning classification of the Mortgaged Property, except to the extent such use may constitute a legal nonconforming use.  Any existing violation of applicable zoning law would not have a materially adverse effect on the operations or the value of the Mortgaged Property, and reconstruction of the Mortgaged Property in its current configuration would be permitted by applicable zoning laws following destruction of part or all of the Mortgaged Property by fire or other casualty or, in lieu thereof, building law and ordinance insurance coverage satisfying the requirements of the Guide as of the Closing Date has been provided.  No proceedings are pending that would result in a change of the zoning of the Mortgaged Property.

(ee)         Bond Information.  The information with respect to the Bonds set forth on Schedule 1 to each Series Certificate Agreement and Appendix A to each Offering Circular Supplement is true and correct in all material respects.

(ff)           Party Liability.  [Reserved].

(gg)         LURA and Bond Documents.  Except as set forth on Schedule D, (i) the use and operation of the Mortgaged Property is currently in compliance with the provisions of the Land Use Restriction Agreement, the Regulatory Agreement or other similar agreement imposing operating restrictions on the Mortgaged Property executed in connection with the Bonds (the “LURA”), and no prior violations have occurred and remain uncured that would result in any related tax exempt bonds becoming taxable, loss or material diminution in value of the tax credits, forfeiture or reversion of title to the Mortgaged Property or other material loss or risk of loss on the part of the Owner or the Mortgaged Property; (ii) there have been no actions, claims, demands or proceedings brought against the Owner or related to the Mortgaged Property arising out of any violations or claimed violations of any Tax Regulatory Agreement; (iii) no circumstances exist which, with the giving of notice or the expiration of any applicable grace or cure period, would constitute an event of default under the Bond Documents; (iv) there are no fees currently due and owing under the Bond Documents which have not been paid; and (v) no claims for indemnification under the Bond Documents have been made or are pending, and no basis for such a claim for indemnification exists.  With respect to the exceptions listed on Schedule D, pertaining to (i) above, the Sponsor shall make reasonably diligent efforts to cause the general partner of the related Owner to address all issues which constitute breaches of the LURA.

(hh)         Nonexistent Documents.  None of the following documents has been executed with respect to any Mortgaged Property:

(i)            A mortgage note or any other obligation secured by a lien on the Mortgaged Property payable to the Sponsor or its Affiliates.

(ii)           Except as disclosed in writing to Freddie Mac, an assignment of rents or leases in favor of the Sponsor or its Affiliates.

(iii)          An escrow agreement for the benefit of the Sponsor or its Affiliates creating or governing the tax and insurance escrow, any repair escrow or any other escrow fund with respect to the Bond Mortgage or the Mortgaged Property (other than the Mortgaged Properties set forth on Schedule B and in the amounts set forth on Schedule D).

(ii)           Perfection of Security Interest.  Financing statements have been filed in all locations necessary to perfect a security interest in all of the Mortgaged Property described in the financing statements, including all furniture, fixtures, equipment, accounts, contracts rights, condemnation and casualty proceeds, general intangibles and all other personal property related to the ownership or operation of the Mortgaged Property, described in those financing statements, to the extent that applicable law permits a security interest in such collateral to be perfected by filing.

(jj)           Single Asset Requirements.  In the case of each of the Mortgaged Properties, except as disclosed on Schedule D, the Bond Mortgage prohibits the applicable Owner from owning substantial assets other than its Mortgaged Property and prohibits the applicable Owner from engaging in any business enterprises other than the operation of its Mortgaged Property.  Each Owner is in compliance with the above-described provision of its Bond Mortgage.

(kk)         [Reserved]

(ll)           Federal Income Tax Matters.  (1) No Owner has taken any action, omitted to take any action, or permitted any action to be taken that would impair the exclusion from gross income for federal income tax purposes of the interest payable on any of the Bonds, and (2) no Owner is in violation of any material requirement of any tax certificate relating to the Bonds.

(mm)       Payment of Fee Component.  There are no defaults with respect to payment of any portion of the Fee Component that is secured by a foreclosable mortgage lien.

(nn)         State Allocating Agency Requirements.  The only operating restrictions imposed on any Mortgaged Property by any state tax credit allocating agency are those imposed by the California Debt Limit Allocation Committee (“CDLAC”), and are reflected in the related LURA.

(oo)         Rebate.  No rebate is due and owing with respect to the Bonds related to any Mortgaged Property.

(pp)         Exemption from Real Property Taxes.  For every Mortgaged Property indicated on the Data Tape as having qualified for an exemption from real property taxes, (i) the Owner is in compliance with the requirements of the Regulatory Agreement applicable to the Mortgaged Property, (ii) the Mortgaged Property qualifies for exemption from real property taxes for the current real property tax year and (iii) no event has occurred which would cause the Mortgaged Property to lose its current exemption from real property taxes.

(qq)         Amortization Schedules.  The amortization schedules provided by the Sponsor to Freddie Mac by the posting of such schedules on the Sponsor’s electronic website, do not contain material errors, and accurately state the maturity and the principal and interest payments for the applicable Bond Mortgage Loan and related Bond as of each monthly payment date.

(rr)           [Reserved].

(ss)         Tax Credit Matters.  Except as indicated on Schedule D, for all Mortgaged Properties that have achieved Stabilization, a Form 8609 has been issued by the applicable tax credit allocating agency with respect to each Mortgaged Property evidencing the final allocation of tax credits with respect thereto in an amount such that no adjustment to or repayment of any tax credit investor’s capital contribution is necessary, and all tax credit investor capital contributions have been fully funded to the Owner.  For any such tax credit investor contributions not fully funded as indicated on Schedule D, the only remaining conditions to such full funding is Stabilization.

(tt)           Laundry and Other Leases.  Each laundry or telecommunications lease in effect with respect to a Mortgaged Property does not materially interfere with the security provided by the related Bond Mortgage and does not materially impair the value of the Mortgaged Property.

(uu)         Earthquake Insurance.  With respect to each Mortgaged Property located in California, Oregon or Washington, a seismic analysis has been conducted by a recognized firm experienced in conducting such analyses.  For each such Mortgaged Property with respect to which the applicable seismic analysis shows either, (a)(i) a probable maximum loss or bounded maximum loss of greater than 30% or (ii) a level of seismic risk (as measured by another metric) which is jointly agreed by the parties to be equivalent to a PML of less than 30% and (b) total “Property Equity” that is greater than the dollar amount of the property’s “Theoretical Maximum Expected Loss”, where “Property Equity” is defined as the difference between (i) the current Value of the property (excluding the value of remaining tax credits) as agreed by Centerline and Freddie Mac; and (ii) the current Unpaid Principal Balance of the Bond(s), and “Theoretical Maximum Expected Loss” is defined as that dollar figure determined by the Seismic Assessment report prepared at the time of the original bond underwriting, earthquake insurance is currently maintained by the related Owner with a deductible not in excess of $50,000 from an insurance company with an insurer rating (based on loan size) as indicated on Schedule G, with the Bond Trustee named as a loss payee or additional insured.

(vv)         Bondholder Representative Obligations.  None of the Bond Documents requires or obligates the Bondholder Representative to pay the fees and expenses of any party, including any obligations of the Owner, or to pay capitalized interest or any other costs during any construction or rehabilitation period for any Mortgaged Property.

(ww)       Escrows.  Except as set forth on Schedule D, each Owner has established all escrows and reserves required by the Bond Mortgage and the Bond Mortgage Documents.

(xx)          Underwriting.  Each Bond Mortgage Loan and Mortgaged Property was underwritten in compliance with the Servicer’s Institutional Underwriting Standards, and the information contained in the Data Tape is true and accurate in all material respects, or, in the case of pro forma net operating income, was developed in a manner that satisfies the requirements of the Servicer’s Institutional Underwriting Standards.

(yy)         Documentation.  All copies of documents delivered to Freddie Mac under Section 2.3 of this Agreement are true and accurate copies of the originals.  The Sponsor has in its possession no documents described in Section 2.3 of this Agreement copies of which have not been delivered or made available to Freddie Mac.

(zz)          Stabilization Standards.  The conditions to achieve Stabilization set forth in the related Bond Documents with respect to each Non-Stabilized Mortgage Property and the calculations to be performed with respect to the financial tests related to achievement of Stabilization and the methodology for such calculations to be used by the Servicer in connection therewith meet the minimum conditions set forth on Schedule H hereto.

Section 2.2            Other Representations and Warranties by the Sponsor and Representations and Warranties by Freddie Mac.

(a)           The Sponsor represents and warrants as of the Closing Date with respect to each Bond Mortgage Loan and Mortgaged Property related to the Bonds and the Sponsor Documents, as follows:

(i)            The Sponsor Documents to which it is a party have been duly authorized by the Sponsor, are valid and binding agreements of the Sponsor, and are enforceable against the Sponsor in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization, moratoria, liquidation or readjustment of debt or similar laws now or hereafter affecting the enforcement of creditors’ rights generally, and as may be limited by the effect of general principles of equity regardless of whether such enforcement is considered in a proceeding at law or in equity.

(ii)           Since June 30, 2007 and September 30, 2007, as the case may be, which is the date of Guarantor’s most recently submitted financial statement to Freddie Mac, and since September 30, 2007, which is the date of Parent Guarantor’s most recently filed SEC Form 10-Q, there has been no material adverse change in the general financial position of Guarantor or Parent Guarantor.  For the purposes of this representation and warranty, the “general financial position of Guarantor or Parent Guarantor” shall be deemed to exclude any short-term adverse changes that occur solely as a result of daily interest rate fluctuations.

(iii)          The Sponsor (A) is a limited liability company duly organized and existing pursuant to the laws of State of Delaware, (B) has the power and authority to own its properties and to carry on its business as now being conducted and as contemplated by the Sponsor Documents and (C) has the power and authority to execute and perform all the undertakings in the Sponsor Documents and the other transactions and agreements contemplated by the Sponsor Documents.

(iv)          The execution and performance by the Sponsor of the Sponsor Documents to which it is a party and other agreements required pursuant to such agreements (A) will not violate in any material respect or, as applicable, have not violated in any material respect any provision of any law, rule or regulation or any order of any court or other agency or government and (B) will not violate in any material respect, or as applicable, have not violated in any material respect any provision of any indenture, agreement or other instrument to which the Sponsor is a party or is otherwise subject, or result in the creation or imposition of any material lien, charge or encumbrance of any nature.

(v)           The Sponsor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which default would in Sponsor’s good faith and reasonable judgment materially adversely affect the transactions contemplated by the Sponsor Documents.  There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or threatened in writing against or affecting the Sponsor or any of its properties or rights, which, if adversely determined, would in Sponsor’s good faith and reasonable judgment (A) materially impair the right of the Sponsor to carry on its business as now conducted or (B) have a material adverse effect on the financial condition of the Sponsor.

(vi)          The Bonds are genuine and outstanding.  Each Transferor transferring the Bonds to Freddie Mac has all necessary power and authority to transfer, and has duly authorized by all necessary action the transfer of, the Bonds to Freddie Mac pursuant to the Bond Exchange Agreement.  Any consents or approvals required to transfer the Bonds to Freddie Mac have been obtained.  Immediately prior to such transfers, each Transferor owned the Bonds free and clear of any lien, pledge, encumbrance or other security interest, and has not sold, assigned or pledged any of its interest in the Bonds to any Person other than Freddie Mac, and has not entered into any agreement to effect such a sale, assignment or pledge except as contemplated by the Bond Exchange Agreement.  Upon such transfers, each Transferor has released all right, title and interest in and to the Bonds.

Section 2.3            Conditions.  The obligation of Freddie Mac to exchange the Certificates for the Bonds, execute and deliver each Series Certificate Agreement and provide the Credit Enhancement and the Liquidity Facility is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date (if the Closing Date occurs without satisfaction of any such condition, such condition shall be deemed waived for purposes of the Closing Date occurring unless otherwise set forth in a closing letter between the parties:

(a)           Final Documentation Delivery with respect to each Bond Mortgage on a Mortgaged Property.  The Sponsor has completed final delivery of the Data Tape and the other documentation in respect of each Bond Mortgage on a Mortgaged Property that relates to the Bonds by delivering the following (to the extent not previously delivered) through a secure website accessible by Freddie Mac to Freddie Mac, Legal Division, 8200 Jones Branch Drive, Mail Stop 204, McLean, VA 22102 Attention:  Assistant General Counsel, an accurate, complete and legible copy of the following documents, including all assignments of such documents:

(i)            The Bond Mortgage.

(ii)           The closing transcript from the original issue of the related Bonds and from any subsequent refunding issue, if applicable.

(iii)          Each financing statement that purports to perfect a security interest related to the Bond Mortgage or the related Bonds.

(iv)          The Title Insurance Policy insuring the Bond Mortgage and naming the applicable Bond Trustee as the insured if not included in the closing transcript with respect to the related Bonds.

(v)           Each legal opinion received by the Sponsor and the Issuer from counsel to the Owner and the guarantor(s), if any, in a form acceptable to Freddie Mac.

(vi)          A true and correct copy of the rent schedule supplied by the Owner as of June 30, 2007, except as otherwise set forth thereon.

(vii)         Any separate assignment of leases and rents related to the Bond Mortgage, if any.

(b)           Final Documentation and Fee Delivery with Respect to this Agreement.  On or prior to the Closing Date, the following conditions precedent shall be satisfied prior to delivery by Freddie Mac of each Series Certificate Agreement:

(i)            payment made or caused to be made by the Sponsor of Freddie Mac’s fees, costs and expenses which are due and payable on or before the Closing Date in accordance with this Agreement;

(ii)           [Reserved];

(iii)          there shall have occurred no material adverse change in the financial condition or business of any Owner, or in the physical condition, operating performance or value of the Owner’s Mortgaged Property since the date of the Data Tape;

(iv)          Except as set forth on Schedule D, there shall exist no “Bond Event of Default” under any of the Owner Documents with respect to any Mortgaged Property; and

(v)           receipt by Freddie Mac, on or prior to the Closing Date, of the following, each dated as of the Closing Date, except as otherwise agreed to in form and substance satisfactory to Freddie Mac in all respects:

(A)          an executed copy of the Bond Exchange Agreement, each Series Certificate Agreement, each Remarketing Agreement, the Stabilization Guaranty, Escrow and Security Agreement, the Servicing Agreement, the Guaranty and each other Sponsor Document and the satisfaction of all conditions precedent set forth in such documents;

(B)           a pass-through opinion(s) of special tax counsel acceptable to Freddie Mac to the effect that the interest on the Class A Certificates and the Class B Certificates are not includable in gross income to the holders thereof for federal income tax purposes to the same extent as though the holders of such certificates owned the underlying Bonds;

(C)           an opinion of special counsel to Freddie Mac with respect to the treatment of each Series Pool under applicable tax laws of the Commonwealth of Virginia, in form and substance acceptable to Freddie Mac;

(D)          opinions of counsel to the Sponsor, Guarantor, the Servicer and each Transferor under the Bond Exchange Agreement dated the Closing Date and addressed to Freddie Mac, in form and substance acceptable to Freddie Mac;

(E)           such opinion(s) of counsel to the Remarketing Agent as Freddie Mac shall require in form and substance satisfactory to Freddie Mac;

(F)           copies of the no-adverse effect tax opinions to be delivered by bond counsel in connection with the restructuring of the Bonds, if applicable; and

(G)           such other documents, instruments, certificates, approvals (and, if requested by Freddie Mac, certified duplicates of executed copies thereof) or opinions as Freddie Mac may request.

Where subsection (a) requires delivery of a copy of a Bond Mortgage, the related financing statement or other filed or recorded document, the copy must show the recorder’s stamp, book and page number, or instrument number.

(c)           Document Deliveries.  The delivery of copies required by Sections 2.3(a) and 2.3(b)(i)-(iv) above shall be carried out by or on behalf of the Sponsor, at no expense to Freddie Mac.   If the Sponsor fails to deliver to Freddie Mac any above-required documentation, Freddie Mac may order recorder-certified copies of the missing items, and the Sponsor shall reimburse Freddie Mac upon demand for all costs and expenses incurred by Freddie Mac in doing so.

Section 2.4            Consequences of Inaccuracies.

(a)           The Sponsor shall notify Freddie Mac within 15 days following a discovery by the Sponsor of the existence of facts that make an assumption set forth in Section 2.1 inaccurate, which facts materially and adversely affect the value of a Bond Mortgage or the related Bonds (an “Inaccuracy”).  Freddie Mac agrees to use its best efforts to provide notice to the Sponsor within 30 days following a discovery by Freddie Mac of an Inaccuracy; provided, however, that the failure of Freddie Mac to so notify the Sponsor of such an Inaccuracy shall not relieve the Sponsor of its obligation to cure such Inaccuracy upon receiving notice from Freddie Mac or obtaining knowledge thereof.

(b)           Within 60 days after the earlier of (i) discovery by the Sponsor of an Inaccuracy, or (ii) the Sponsor’s receipt of notice from Freddie Mac of such Inaccuracy, the Sponsor shall commence commercially reasonable efforts to cure such Inaccuracy in all material respects.

(c)           Subject to the last sentence of this subsection (c), if an Inaccuracy is not cured by the Sponsor as aforesaid within 60 days after the discovery or receipt of notice of such Inaccuracy as set forth in subsection (b) above, Freddie Mac shall have the right to require that the Sponsor, at the Sponsor’s option, and within 5 days of written notice from Freddie Mac, either:  (i) fund or cause the funding of the purchase from the Administrator of the series of Bonds related to the Inaccuracy, to the extent that Freddie Mac may exercise its purchase right following the occurrence of a Release Event with respect to the same (which funding by, or caused by, the Sponsor shall be accomplished via the exercise of such right of the Sponsor’s in accordance with Section 7.3(a) hereof and applicable provisions of the Series Certificate Agreement), or (ii) indemnify and hold harmless Freddie Mac for any cost or expense that Freddie Mac suffers or incurs as a result of such Inaccuracy and any loss or damage that Freddie Mac suffers or incurs as a direct result of such Inaccuracy.  Any such loss or damage with respect to a Mortgaged Property or the related Bonds shall be determined at the time of Asset Resolution, and any such cost or expense with respect to a Mortgaged Property or the related Bonds will be subject to indemnification under this Subsection 2.4(c) at the time of incurrence.  If any Inaccuracy is a Repurchase Inaccuracy, then Freddie Mac may require the Sponsor to repurchase the related Bond through the funding of a Release Event and the Sponsor shall not have the aforementioned option with respect to such Repurchase Inaccuracy).  Freddie Mac shall also have the right to require payment by the Sponsor of a Prepayment Premium in connection with any Release Event caused by a Repurchase Inaccuracy, which remedies in addition to the recovery of enforcement costs from the Sponsor, proceeding under the Guaranty (which Freddie Mac may do if the Sponsor has failed to perform its obligations when required under this Section) and taking action as provided in subsection (d) below shall be the sole rights and remedies available to Freddie Mac as the result of an Inaccuracy.  In the event the Inaccuracy is non-monetary and such that it can be corrected, but not within 60 days, Freddie Mac shall not pursue any remedies hereunder if corrective action is instituted by the Sponsor within such 60 days and diligently pursued until the Inaccuracy is cured, provided such Inaccuracy must be cured not later than the earlier of 90 days after the discovery or receipt of notice of such Inaccuracy, as set forth in subsection 2.4(b) above; if a cure cannot be effected within such 90-day period, the Sponsor shall have the options set forth in clause (i) or (ii) above except as provided above with respect to a Repurchase Inaccuracy.

(d)           If Sponsor fails to cure an Inaccuracy within the time provided in subsection (c) above, and fails to repurchase the related Bonds or provide indemnification in accordance with the provisions of Subsection 2.4(c) above, Freddie Mac, after written notice to the Sponsor, shall have the right, but not the obligation, to cure any such Inaccuracy, and any costs, fees or expenses actually incurred by Freddie Mac shall be a Credit Advance and shall be paid by the Sponsor in accordance herewith.  Amounts expended by the Sponsor to cure an Inaccuracy shall be at the sole cost and expense of the Sponsor.

(e)           The assumptions set forth in Section 2.2 of this Agreement, the representations and warranties set forth in Section 2.2 of this Agreement, and Freddie Mac’s right to rely on them, shall not be affected or limited by any investigation (including any pre-purchase review of documentation) made by, or on behalf of, Freddie Mac, except to the extent that the Sponsor can establish that one or more of the following Freddie Mac employees had actual knowledge (as opposed to imputed knowledge arising from the receipt of the documents required to be delivered by the Sponsor hereunder) of such Inaccuracy or breach prior to the Closing Date and did not inform the Sponsor of such Inaccuracy or breach prior to the Closing Date:

Clayton A. Davis; W. Kimball Griffith; Christopher Propert; Shaun Smith; Michael McRoberts; David Brickman; Victoria Bourgeois; Stephen G. Johnson; Margaret F. Smith; Brian E. King; and Xiangxiu Meng

provided that the inclusion of Christopher Propert in the list of Freddie Mac employees shall not imply a waiver of the attorney-client privilege, which may be asserted by Freddie Mac.

(f)            Whenever an assumption set forth in Section 2.1 is qualified by the phrase Sponsor’s “knowledge”, “actual knowledge”, “best knowledge” or similar phase, such assumption will be treated as an Inaccuracy only if it can be established that one of the following individuals employed by an Affiliate of the Sponsor had such knowledge, best knowledge or actual knowledge, as applicable:

Marc Schnitzer; James Spound; Robert Levy; John D’Amico; Rachel Diller; Lindsay Soyka; Howard Sereda; and Greg Calvert

provided that the inclusion of John D’Amico in the above list shall not imply a waiver of the attorney-client privilege, which may be asserted by the Sponsor or its Affiliates.

ARTICLE III

COVENANTS OF THE SPONSOR

Section 3.1            Freddie Mac Closing Fee and Closing Expenses.  The Sponsor shall pay, or cause to be paid, to Freddie Mac on the Closing Date a closing fee in the amount of $500,000, together with Freddie Mac’s expenses.  The Sponsor shall also pay on the Closing Date the reasonable fees and actual out-of-pocket expenses of Freddie Mac’s outside counsel in accordance with the instructions of such counsel on the Closing Date and the reasonable fees and actual out-of-pocket expenses of the Placement Agent, Deutsche Bank National Trust Company, as bond custodian, the Rating Agency and Deloitte & Touche (for its “cold comfort” letter), each as set forth on the closing fee schedule delivered on the Closing Date.

Section 3.2            Reimbursement of Credit Advances.  The Sponsor shall reimburse Freddie Mac the amount of each Credit Advance on the date such Credit Advance was made by Freddie Mac, together with interest on the Credit Advance as provided in Section 3.3(a)(i) that has accrued but has not been paid on the fifteenth day of the month in which such Credit Advance occurs, from the sources and in the priority established in accordance with the provisions of this Agreement and Section 4.03 of the applicable Series Certificate Agreement or from the cash flow from the Pledged Security Collateral hereunder, and subject to the limitations contained in Section 9.11 hereof; provided, however, a Credit Advance that funded a Bond Purchase Loan pursuant to Section 7.3 shall be repaid in accordance with the provisions thereof

(but from the same sources and subject to the same limitations as described above for other Credit Advances).

Section 3.3            Scheduled Payments and Deposits.

(a)           Monthly Payments.  With respect to each Bond Mortgage Loan, the Sponsor shall pay solely from the sources and in the priority established in accordance with the provisions of this Agreement and Section 4.03 of the applicable Series Certificate Agreement or from the cash flow from the Pledged Security Collateral hereunder and subject to the limitations contained in Section 9.11, the following amounts on the fifteenth (15th) day of each month while any Bond Mortgage Loan is outstanding, beginning on the fifteenth (15th) day of the first month following the Closing Date:

(i)            Interest on Credit Advances.  Accrued but unpaid interest on any outstanding Credit Advances from the date such Credit Advance was made by Freddie Mac to the date on which the Credit Advance is reimbursed at the Liquidity Rate; provided, however, that interest on a Credit Advance that funded a Bond Purchase Loan pursuant to Section 7.3 shall be accrued in accordance with the provisions thereof.

(ii)           Interest on Liquidity Advances.  Accrued but unpaid interest on each outstanding Liquidity Advance, from the date such Liquidity Advance was made, at the Liquidity Rate, to the date on which reimbursement of such Liquidity Advance is due, and thereafter at the Default Rate until such Liquidity Advance is reimbursed.

(iii)          Freddie Mac Fee.  One-twelfth of the Freddie Mac Fee, as calculated in accordance with Section 3.7.

(iv)          Administrator Fee.  One twelfth of the Administrator Fee, as calculated in accordance with Section 3.7.

(v)           Remarketing Agent Fee.  One twelfth of the Remarketing Agent Fee (if applicable).

(vi)          Servicing Fee.  One-twelfth of the annual Servicing Fee, as calculated in accordance with Section 3.7.

(vii)         Special Servicing Fee.  Any accrued Special Servicing Fee as set forth in the Servicing Agreement.

(b)           Certain Third Party Fees.  To the extent not paid by the Owner with respect to any Bond Mortgage Loan, the Sponsor shall pay, from the sources and in the priority established in accordance with the provisions of this Agreement and Section 4.03 of the applicable Series Certificate Agreement (and subject to the limitations contained in Section 9.11), pay the regular, ongoing fees due from time to time to the Bond Trustee, the Issuer and the rebate analyst appointed under the Indenture, as applicable, to the party entitled to payment thereof not later than ten (10) days after the date such payment is due.

Section 3.4            Reimbursement of Liquidity Advances.  The Sponsor shall reimburse Freddie Mac for each Liquidity Advance, from the sources and in the priority established in accordance with the provisions of this Agreement and Section 4.03 of the applicable Series Certificate Agreement (except to the extent that remarketing proceeds have already become available for application to such reimbursement) and subject to the limitations contained in Section 9.11 hereof, together with interest on the Liquidity Advance that has accrued but has not been paid, under Section 3.3(a) on the first to occur of:

(a)           365 days following the Liquidity Advance.

(b)           if the related Pledged Class A Certificates are remarketed by the Remarketing Agent, the date on which the proceeds of that remarketing are delivered to the Administrator;

(c)           the date on which the related Pledged Class A Certificates are redeemed or otherwise paid in full and canceled;

(d)           the Liquidity Commitment Termination Date; or.

(e)           the Credit Enhancement Expiration Date.

Section 3.5            Payment of Costs, Fees and Expenses.  In addition to the Sponsor’s other obligations set forth in this Article III and in the other Sponsor Documents, the Sponsor shall pay, upon written demand, to Freddie Mac (solely from the sources and in the priority established in accordance with the provisions of this Agreement and Section 4.03 of the applicable Series Certificate Agreement and subject to the limitations contained in Section 9.11 hereof) all of the following:

(a)           all fees, costs, charges and expenses (including the reasonable fees and actual out-of-pocket expenses of accountants and other experts and the reasonable fees and actual out-of-pocket expenses of attorneys) incurred by Freddie Mac in connection with, or related to, the execution and delivery of each Series Certificate Agreement, the deposit of the Bonds with the Administrator, the sale of the Class A Certificates, and the preparation and review of the Sponsor Documents and all other documents related to the transactions contemplated by the Sponsor Documents, and the consummation of the transactions contemplated hereby and thereby and any tax or governmental charge imposed in connection with the execution and delivery of each Series Certificate Agreement;

(b)           any and all fees, costs, charges and expenses incurred by Freddie Mac (including the reasonable fees and actual out-of-pocket expenses of accountants and other experts and the reasonable fees and actual out-of-pocket expenses of attorneys) in connection with (i) any amendments, consents or waivers to this Agreement, the Sponsor Documents and any other documents related to the transactions contemplated by the Sponsor Documents (whether or not any such amendments, consents or waivers are entered into), (ii) any requests by the Sponsor for Freddie Mac to consider providing credit enhancement for any other certificate issue, (iii) any proposed investments under the Series Certificate Agreement, (iv) any adjustment or conversion of the interest rate on the Class A Certificates, (v) any tender, purchase, refunding, reoffering or remarketing of the Bonds, or the Certificates, (vi) any collection, disbursement or application of insurance or condemnation awards, proceeds, damages or other payments including, without limitation, all costs incurred in connection with the application of insurance or condemnation awards to restore or repair the Mortgaged Property, including, reasonable appraiser fees, (vii) the transfer, assignment and re-registration of the Bonds to Freddie Mac, (viii) any audit of any Mortgaged Property, the Bonds or the Certificates by the Internal Revenue Service or (ix) the administration of the Series Pools;

(c)           interest, fines and penalties, any and all documentary stamp, recording, transfer, mortgage, intangible, filing or other taxes or fees and any and all liabilities incurred by Freddie Mac or the Servicer with respect to or resulting therefrom which are required to be paid in connection with the execution and delivery of, or the consummation or administration of any of the transactions contemplated by, or any amendment, supplement, or modification of, or any waiver or consent under or in respect of, or any filing of record, recordation, release or discharge of, this Agreement, the Sponsor Documents, the Owner Documents and any other documents related to the transactions contemplated by the Sponsor Documents or the Owner Documents;

(d)           any and all fees, costs, or charges and expenses (including the reasonable fees and actual out-of-pocket expenses of accountants and other experts and the reasonable fees and actual out-of-pocket expenses of attorneys) incurred by Freddie Mac or the Servicer in connection with the enforcement or preservation of rights or remedies under the Sponsor Documents, the Owner Documents and any other documents related to the transactions contemplated by the Sponsor Documents or the Owner Documents or in connection with the foreclosure upon, sale of or other disposition of any security granted pursuant to the Sponsor Documents or the Owner Documents and any other documents related to the transactions contemplated by the Sponsor Documents or the Owner Documents;

(e)           all out-of-pocket expenses (including reasonable fees and actual out-of-pocket expenses for legal services) of, or incident to, the preservation of rights under, or enforcement of, any of the provisions of this Agreement, or performance by Freddie Mac of any obligations of the Sponsor in respect of the Pledged Security Collateral which the Sponsor shall have failed or refused to perform, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement of Pledged Security Collateral, and defending or asserting rights and claims of Freddie Mac in respect thereof, by litigation or otherwise;

(f)            all reasonable out-of-pocket costs and expenses incurred by the Pledge Custodian in connection with the administration and enforcement of Article VIII of this Agreement or by Freddie Mac in connection with the administration and enforcement of the Stabilization Guaranty, Escrow and Security Agreement; and

(g)           interest at the Liquidity Rate on any and all amounts referred to in Subsections (a) through (h) above from the date which is fifteen (15) days following the date when due until payment of all such amounts in full.

Section 3.6            Application and Timing of Payments.

(a)           Application of Payments.  Except as otherwise provided in Section 5.1 and Section 7.1(a) hereof, if the Servicer or Freddie Mac receives on any date less than the full amount that is due and payable on or before that date under Sections 3.2 through 3.5 of this Agreement, the amount received shall be applied to amounts due and payable under such provisions in such order as Freddie Mac may, in its sole discretion, determine.

(b)           Timing of Payments.  Any amount payable to Freddie Mac hereunder shall be deemed paid only to the extent funds for that purpose are received by Freddie Mac by 2:00 p.m., Washington, D.C. time, on the due date.  Any such amount received after 2:00 p.m., Washington, D.C. time, on its due date shall be treated, and shall accrue interest, as if it were paid at 9:00 a.m., Washington, D.C. time, on the next Business Day.

Section 3.7            Computation of Fees.  The Freddie Mac Fee, the Administrator Fee and the Servicing Fee shall accrue monthly in an amount equal to one-twelfth of the Freddie Mac Fee, the Administrator Fee and the Servicing Fee, respectively, calculated in each case on the basis of a 360-day year consisting of twelve (12) thirty-day months.

Section 3.8            Prepayment Premium.  So long as no Termination Event has occurred and is continuing hereunder, Freddie Mac agrees that it will direct the Remarketing Agent not to remarket the Class A Certificates tendered pursuant to the exercise of the Optional Disposition Right as described in Section 7.05 of the applicable Series Certificate Agreement, if so requested in writing by the Sponsor and if the Sponsor causes to be paid within three business days to Freddie Mac the Prepayment Premium with respect to any Bonds sold or liquidated from the related Series Pool as a result.

Section 3.9            Substitution of Credit Enhancement or Liquidity Facility.  The Sponsor acknowledges that it does not have the right to substitute credit enhancement or liquidity for the Class A Certificates (except the Sponsor may provide a confirming credit facility as provided in Section 4.12 of each Series Certificate Agreement).

Section 3.10         [Reserved].

Section 3.11         Remarketing Agent for the Class A Certificates.  The Sponsor shall not remove or replace the Remarketing Agent without Freddie Mac’s prior written consent, which consent shall not be unreasonably withheld.

Section 3.12         Indemnification.  (a)  Subject to the limitations contained in Section 9.11, the Sponsor shall indemnify and hold harmless Freddie Mac, the Pledge Custodian and their respective officers, directors, officials, employees, agents, attorneys, accountants, advisors, consultants and servants, past, present or future (each, an “Indemnified Party”), from and against any and all claims, losses, liabilities, damages, penalties, judgments, costs or expenses (collectively, “Losses”) arising directly from any unlawful, wrongful or negligent act or omission of the Sponsor, Guarantor, Parent Guarantor, Stabilization Guarantor, any Transferor or any of their respective agents, contractors, servants, employees or licensees in connection with any of the Sponsor Documents (other than acts or failures to act of the Servicer or Special Servicer (or a subservicer of either) acting pursuant to the terms of the Servicing Agreement) or the Guaranty or Parent Guaranty or the Parent Stabilization Guaranty or in connection with each Offering Circular related to the Class A Certificates (but in the case of each Offering Circular only with respect to the information set forth in Appendix A and the accuracy of the name of the Sponsor); together with all actual out-of-pocket costs, and reasonable counsel fees or expenses incurred in connection with any such claim or proceeding brought thereon; except that the Sponsor shall not be required to indemnify any Indemnified Party for damages caused by the willful misconduct, negligence or unlawful acts of such Indemnified Party or for any claims, costs, counsel fees, expenses or liabilities incurred by an Indemnified Party as a result of any action taken by an Indemnified Party at the direction of Freddie Mac.  In the event that any action or proceeding is brought, or claim made, against any Indemnified Party, with respect to which indemnity may be sought hereunder, the Sponsor, upon written notice thereof from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel reasonably acceptable to Freddie Mac and the payment of all expenses associated therewith.  The Indemnified Party shall have the right to approve a settlement to which it is a party (which consent shall not be unreasonably withheld) and, in the event there exists an actual or potential legal conflict of interest which prevents the same counsel from representing all parties, to employ separate counsel in any such action or proceedings and to participate in the investigation and defense thereof, and the Sponsor shall pay or cause to be paid the reasonable fees and expenses of such separate counsel.  The provisions of this Section shall survive the termination of this Agreement.

(b)           Subject to the limitations contained in Section 9.11, the Sponsor also shall indemnify and hold harmless each Indemnified Party, from and against any and all Losses (i) arising from or associated with those Mortgaged Properties as indicated on Schedule A with respect to which Southwest Housing Development Corporation has an ownership interest until such time as Southwest Housing Development Corporation no longer has an ownership interest therein or (ii) arising from or associated with those Mortgaged Properties as indicated on Schedule A with respect to which Odyssey Residential Holdings or James R. “Bill” Fisher has an ownership interest until the earlier of (1) the mediation with the Sponsor’s Affiliate(s) is completed to the reasonable satisfaction of the Special Servicer, (2) construction on all such Mortgaged Properties has been completed and Form 8609’s have been received, or (3) such time as Odyssey Residential Holdings or James R. “Bill” Fisher no longer has an ownership interest therein; together with all costs, counsel fees, expenses or liabilities incurred in connection with any such claim or proceeding brought thereon; except that the Sponsor shall not be required to indemnify any Indemnified Party for damages caused by the willful misconduct, negligence or unlawful acts of such Indemnified Party or for any claims, costs, counsel fees, expenses or liabilities incurred by an Indemnified Party as a result of any action taken by an Indemnified Party at the direction of Freddie Mac.  In the event that any action or proceeding is brought, or claim made, against any Indemnified Party, with respect to which indemnity may be sought hereunder, the Sponsor, upon written notice thereof from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel reasonably acceptable to Freddie Mac and the payment of all expenses associated therewith.  The Indemnified Party shall have the right to approve a settlement to which it is a party (which consent shall not be unreasonably withheld) and, in the event there exists an actual or potential legal conflict of interest which prevents the same counsel from representing all parties, to employ separate counsel in any such action or proceedings and to participate in the investigation and defense thereof, and the Sponsor shall pay or cause to be paid the reasonable fees and expenses of such separate counsel.  The provisions of this Section shall survive the termination of this Agreement.

Freddie Mac acknowledges and agrees that (i) the circumstances of the foregoing transactions shall not be the basis of a claim under Section 2.4(c) hereof or a Remedy Event under Section 7.1(k) hereof, and (ii) such transactions have been removed from the scheduled exceptions to the assumptions by mutual agreement of the parties and such removal should not be construed as an indication that there are not Inaccuracies in the assumptions in respect of such transactions.

Sponsor agrees to repurchase the $16,500,000 Housing Authority of the City of McDonough Multifamily Housing Revenue Bonds (Woodlawn Park Apartments Project) Series 2003 held in the Series Pool related to the Pool 13 Bonds if Sponsor does not provide on or before January 31, 2008 to the reasonable satisfaction of Freddie Mac documentation (including a tax analysis of the investment structure, capital accounts and projections of the partnership which owns the Woodlawn Park Apartment Project and of the Pool 13 Bonds structure) supporting Sponsor’s determination that Freddie Mac’s participation in this Agreement will not have an adverse effect on the anticipated allocation of tax items of the LIHTC Funds holding an interest in the partnership which owns the Woodlawn Park Apartment Project.  If Freddie Mac does not concur in such determination, it shall be deemed a Repurchase Inaccuracy hereunder, and Freddie Mac may require that the Sponsor, within 5 days of written notice from Freddie Mac, fund a Release Event to repurchase such Bonds from the related Series Pool.

Section 3.13         Freddie Mac Not Liable.  None of Freddie Mac’s officials, officers, directors, members, shareholders, agents, attorneys, independent contractors or employees shall be responsible for, or liable to, the Sponsor or any of its officials, officers, directors, shareholders, members, partners, affiliates, independent contractors or employees for (a) any act or omission of Freddie Mac or any other Person made in good faith with respect to the validity, sufficiency, accuracy or genuineness of documents, or of any endorsement(s) thereon (except for documents and endorsements provided by Freddie Mac), even if such documents should be in fact, or prove to be in any or all respects, invalid, insufficient, fraudulent or forged; (b) the validity or sufficiency of any instrument transferring or assigning, or purporting to transfer or assign the Sponsor’s beneficial ownership in the Class B Certificates or any other rights or benefits under the Series Certificate Agreement as permitted by Section 8.19, that may prove to be invalid or ineffective for any reason; (c) failure of the Administrator to comply fully with all conditions required in order to effect any applicable Advance; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages by the Administrator, by mail, cable, telegraph, telex, telecopier or otherwise that may be required under any Series Certificate Agreement; (e) any loss or delay by the Administrator in the transmission or otherwise of any document or draft required in order to make any Advance; (f) failure of any trustee with respect to the Bonds, to comply fully with all terms of the related Bond Documents; or (g) any consequences arising from causes beyond the control of Freddie Mac.  In furtherance, and not in limitation of the foregoing, Freddie Mac may accept documents that appear on their face to be valid and in order, without any responsibility for further investigation. None of the above shall affect, impair, or prevent the vesting of any rights or powers of Freddie Mac under this Agreement.

In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by Freddie Mac (including in its capacity as Bondholder Representative) under or in connection with the Sponsor Documents or any Owner Document, or any related certificates or other documents, if taken or omitted in good faith and not in contravention of the terms hereof, shall be binding upon the applicable Owner, the Bond Trustee, the Issuer, the Sponsor, Guarantor, the Remarketing Agent, the Administrator, the Pledge Custodian and Freddie Mac, and shall not, under any circumstance, put Freddie Mac under any resulting liability to any of them.

Section 3.14         Pledged Class A Certificates and Class B Certificates.

(a)           The Sponsor acknowledges that Pledged Class A Certificates will be purchased by the Administrator, on behalf of the Sponsor, to the extent that Freddie Mac has made a Liquidity Advance to purchase such Pledged Class A Certificates or the Pledge Custodian has funded such a purchase in connection with a Special Adjustment Event.  Such Pledged Class A Certificates will be pledged to Freddie Mac pursuant to Article VIII of this Agreement.

(b)           As a condition to delivery by Freddie Mac of each Series Certificate Agreement, the Sponsor will deliver the Class B Certificates to Freddie Mac, as Pledge Custodian under this Agreement, to be held in the name of the Sponsor for the benefit of Freddie Mac as security for the Obligations of the Sponsor hereunder.  Any transfer, pledge or assignment of the Class B Certificates shall be subject to the lien and covenants set forth in Article VIII of this Agreement.

Section 3.15         Other Covenants of Sponsor.

(a)           Sponsor Documents.  The Sponsor shall comply with all terms and conditions of each Sponsor Document to which it is a party, or by which it is bound, and shall use commercially reasonable efforts in cooperating with Freddie Mac to cause the Bond Trustee and the Issuer at all times to comply with the terms of the Bond Documents to which either of them is a party.

(b)           Certain Actions With Respect to the Certificates.  The Sponsor shall not, without the prior written consent of Freddie Mac:

(i)            appoint a “Successor Sponsor” (as defined in the Series Certificate Agreement) or permit a pledge or the assignment of the membership interests in the Sponsor (other than the pledge made as of the Closing Date to a consortium of banks led by Bank of America, N.A.), or amend its organizational documents; or

(ii)           change the accrual mode for interest on the Class A Certificates.

Section 3.16         Liability of the Sponsor.  The obligation of the Sponsor to make or cause to be made any and all payments to Freddie Mac required by this Agreement or any other Sponsor Document shall not be subject to diminution by set-off, recoupment, counterclaim, abatement or otherwise.  Until the latest of the date on which (i) all the  Class A Certificates have been fully paid in accordance with the applicable Series Certificate Agreement, (ii) the Series Certificate Agreement have each been terminated in accordance with their respective terms and (iii) all amounts due and owing to Freddie Mac under this Agreement or any other Sponsor Document shall have been paid, the Sponsor shall continue to have the obligation to perform and observe all of its obligations contained in this Agreement, the Sponsor Documents and all other documents contemplated hereby or thereby.

Subject to the limitations contained in Section 9.11, the obligations of the Sponsor under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances: (a) any invalidity or unenforceability of any of the Owner Documents, the Sponsor Documents (other than a Series Certificate Agreement) or any other agreement or instrument related to the Owner Documents or the Sponsor Documents (other than a Series Certificate Agreement); (b) any waiver of, or any consent to or departure from, the terms of a Series Certificate Agreement, any of the Owner Documents or the Sponsor Documents, or any other agreement or instrument related to the Owner Documents or the Sponsor Documents, or any extensions of time or other modifications of the terms and conditions for any act to be performed in connection with a Series Certificate Agreement; (c) the existence of any claim, set-off, defense or other right that the Sponsor may have at any time against Freddie Mac, the Servicer, any Issuer, any Bond Trustee, the Sponsor, Guarantor, the Administrator, the Pledge Custodian, Freddie Mac, the Remarketing Agent or any other Person, whether in connection with this Agreement, any of the other Owner Documents, the Sponsor Documents, the Guaranty, any Mortgaged Property, or any unrelated transaction; (d) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement,  the Owner Documents or the Sponsor Documents; (e) any defect in title to any Mortgaged Property, any acts or circumstances that may constitute failure of consideration, destruction of, damage to or condemnation of any Mortgaged Property, commercial frustration of purpose, or any change in the tax or other laws of the United States of America or of any state or any political subdivision of the same, (f) the breach by Freddie Mac, the Servicer, any Issuer, any Bond Trustee, the Administrator, the Sponsor, the Guarantor, the Pledge Custodian, the Remarketing Agent or any other Person of its obligations under any Owner Document, the Guaranty or any Sponsor Document; or (g) any other circumstance, happening or omission whatsoever.

Section 3.17         Waivers and Consents.  THE SPONSOR AGREES TO BE BOUND BY THIS AGREEMENT AND, TO THE EXTENT PERMITTED BY LAW, (A) WAIVES AND RENOUNCES ANY AND ALL REDEMPTION AND EXEMPTION RIGHTS AND THE BENEFIT OF ALL VALUATION AND APPRAISAL PRIVILEGES (EXCEPT AS EXPRESSLY PROVIDED IN THE SPONSOR DOCUMENTS) AGAINST THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED BY THIS AGREEMENT AND THE OTHER SPONSOR DOCUMENTS OR BY ANY EXTENSION OR RENEWAL OF THIS AGREEMENT AND THE OTHER SPONSOR DOCUMENTS; (B) WAIVES PRESENTMENT AND DEMAND FOR PAYMENT, NOTICES OF NONPAYMENT AND OF DISHONOR, PROTEST OF DISHONOR AND NOTICE OF PROTEST; (C) WAIVES ALL NOTICES IN CONNECTION WITH THE DELIVERY AND ACCEPTANCE OF THIS AGREEMENT AND THE OTHER SPONSOR DOCUMENTS AND ALL OTHER NOTICES IN CONNECTION WITH THE PERFORMANCE, DEFAULT OR ENFORCEMENT OF THE PAYMENT OF ANY OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER SPONSOR DOCUMENTS EXCEPT AS REQUIRED BY THIS AGREEMENT OR THE OTHER SPONSOR DOCUMENTS; (D) AGREES THAT ITS LIABILITIES UNDER THIS AGREEMENT AND THE OTHER SPONSOR DOCUMENTS SHALL BE UNCONDITIONAL AND WITHOUT REGARD TO THE LIABILITY OF ANY OTHER PERSON AND (E) AGREES THAT ANY CONSENT, WAIVER OR FORBEARANCE UNDER THIS AGREEMENT AND THE OTHER SPONSOR DOCUMENTS WITH

RESPECT TO AN EVENT SHALL OPERATE ONLY FOR SUCH EVENT AND NOT FOR ANY SUBSEQUENT EVENT.

Section 3.18         Subrogation.  The Sponsor acknowledges that, to the extent of any payment made by Freddie Mac in accordance with any Series Certificate Agreement pursuant to the Credit Enhancement or the Liquidity Facility for which payment Freddie Mac has not been reimbursed, Freddie Mac is to be fully subrogated, to the extent of such payment and any additional interest due on any late payment, to the rights of the Sponsor to any moneys paid or payable under the applicable Bonds, the Certificates and all security therefor under the Owner Documents and the Sponsor Documents, including the Bond Mortgage.  The Sponsor agrees to such subrogation and further agrees to execute such instruments and to take such actions as, in the reasonable judgment of Freddie Mac, are necessary to evidence such subrogation and to perfect the rights of Freddie Mac to the extent necessary to provide reimbursement hereunder.

Section 3.19         Rate Resets.  The Sponsor agrees to cooperate fully with the Remarketing Agent and Freddie Mac and take all other necessary action under the terms of each Series Certificate Agreement and each related Remarketing Agreement to effect the remarketing of Class A Certificates upon the expiration of any period during which a Term Reset Rate is in effect or upon any conversion to a different Reset Rate Method.

Section 3.20         Quality Control Packages.  The Sponsor agrees to cooperate fully with and assist the Servicer as necessary with respect to the Servicer’s obligations under Section 11(j) of the Servicing Agreement to deliver Quality Control Packages with respect to 45 Mortgaged Properties to Freddie Mac following the Closing Date.

Section 3.21         Stabilization Escrow Obligations.  Upon the occurrence of any of the Termination Events specified in Section 7.1 (f), (g), (h) or (i), the Sponsor shall upon demand pay and perform all of the Stabilization Guarantor’s obligations under Sections 2.1(b) and 2.2 of the Stabilization Escrow Guaranty, Escrow and Security Agreement.

ARTICLE IV

[RESERVED]

ARTICLE V

SPECIAL SERVICING

Section 5.1            Special Servicing Rights.  (a)  The Special Servicer initially appointed by the Sponsor may direct special servicing of Specially Serviced Bonds and the Bond Mortgage Loans related thereto as long as the aggregate Current Certificate Balance of the Class B Certificates outstanding with respect to all of the Series Pools remains at $15,000,000 or above and no Termination Event exists hereunder.  Once such aggregate Current Certificate Balance of the Class B Certificates has been reduced to below $15,000,000 or a Termination Event exists hereunder (the date of occurrence of either such event, a “Special Servicing Crossover Date”), Freddie Mac may control and direct all special servicing activities, but such Special Servicer may continue as special servicer under the direction of Freddie Mac, subject to termination for cause.  (For purposes of calculating the aforementioned reduction in Class B Certificates, any reduction of Class A Certificates from amounts applied under the Credit Enhancement as indicated in Section 5.3 below due to there being no Class B Certificates above the Minimum Sponsor Interest shall also be deemed a reduction of the Current Certificate Balance of the Class B Certificates.)

The foregoing notwithstanding if Freddie Mac has not been repaid at least 50% of any amount due to Freddie Mac under Sections 3.2, 3.3(a)(i) through (iv) and/or Section 3.5 within six months of the date any such amount was originally due and payable hereunder, then thereafter, Freddie Mac may terminate the Special Servicer for cause, and until any such termination, may direct and control all special servicing activities.  Notwithstanding Section 3.6 hereof, Freddie Mac shall apply all repayments received by it under Sections 3.2, 3.3(a)(i) through (iv) and Section 3.5 to the unpaid amounts that have been due and unpaid for the longest time period.

(b)           Any Bond shall be a “Specially Serviced Bond” for purposes of this Agreement if:  (i) any payment is more than 60 days past due or has not been made on or before the second due date following the date such payment was due; (ii) the Owner has become the subject of a decree or order issued under a bankruptcy, insolvency or similar law; (iii) the Special Servicer (or on and after the Special Servicing Crossover Date, Freddie Mac) has received notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property; (iv) the Special Servicer (or on and after the Special Servicing Crossover Date, Freddie Mac) has actual knowledge of a Bond Event of Default; (v) the Owner admits in writing its inability to pay its debts generally as they become due; or (vi) in the determination of the Special Servicer in accordance with the Servicing Standard set forth in the Servicing Agreement (or on and after the Special Servicing Crossover Date, Freddie Mac), (a) a payment default is imminent or is likely to occur within 60 days, or (b) any other default is imminent or is likely to occur within 60 days and such default will have a material adverse effect on the value of the Mortgaged Property.

Section 5.2            Sponsor Option.  The Sponsor shall have the option to purchase any series of Bonds with respect to which a Release Event exists subject to and in accordance with the terms of Section 7.3 hereof.

Section 5.3            Special Servicing Procedures.  In addition to the duties applicable to the Special Servicer under the Servicing Agreement, the following procedures shall be applicable and followed by the Special Servicer and the Sponsor prior to the Special Servicing Crossover Date:

(a)           Upon the occurrence of Asset Resolution with respect to any issue of Specially Serviced Bonds that relate to a Stabilized Mortgaged Property and involve a Foreclosure of the related Bond Mortgage and a shortfall of amounts available from such action to redeem in full the outstanding principal of the related outstanding Bonds, the Special Servicer shall provide written notice of such action and the amount of such principal shortfall to Freddie Mac.  In accordance with its Credit Enhancement, Freddie Mac shall, contemporaneously with the application of the proceeds of the Asset Resolution to pay the redemption price of the related outstanding Bonds in part to the extent of such proceeds, declare a Release Event with respect to such Bonds in the amount of the aforementioned principal shortfall and shall fund the amount of the applicable Release Purchase Price pursuant to its Credit Enhancement, which amount shall be applied pursuant to the terms of the applicable Series Certificate Agreement to pay down a corresponding amount of the related Class B Certificates (or to the extent there are no Class B Certificates above the amount of the Minimum Sponsor Interest left to redeem in the related Series Pool, to pay down a corresponding amount of the related Class A Certificates).  Such amount paid with respect to such Class B Certificates shall be used to reimburse Freddie Mac for the amount of the corresponding Credit Advance under its Credit Enhancement.  Any Credit Advance arising from such a pay down of Class A Certificates shall be payable from the sources described in Section 4.03(b) of each Series Certificate Agreement and the cash flow from the Pledged Security Collateral.  The Bonds purchased in connection with such Release Event shall be subsequently cancelled upon withdrawal from the related Series Certificate Agreement.

(b)           Upon the occurrence of Asset Resolution with respect to any issue of Specially Serviced Bonds that relate to a Non-Stabilized Mortgaged Property and involve a Foreclosure of the related Bond Mortgage and a shortfall of amounts available from such action to redeem in full the outstanding principal of the related outstanding Bonds, the Special Servicer shall provide written notice to Freddie Mac and the Sponsor of such action.  Following receipt of such written notice, Freddie Mac shall declare a Release Event with respect to such Bonds in the amount of the aforementioned principal shortfall and the Release Purchase Price so payable shall be funded on behalf of the Sponsor from amounts available under the Stabilization Guaranty, Escrow and Security Agreement, and applied in accordance with the related Series Certificate Agreement as a Sponsor-funded Release Event to pay down the related Class A Certificates in a corresponding amount; provided, however, if monies are not available under the Stabilization Guaranty, Escrow and Security Agreement, Freddie Mac shall fund the amount of the applicable Release Purchase Price pursuant to its Credit Enhancement, which amount shall be applied pursuant to the terms of the applicable Series Certificate Agreement to pay down a corresponding amount of the related Class B Certificates (or to the extent there are no Class B Certificates above the amount of the Minimum Sponsor Interest left to redeem in the related Series Pool, to pay down a corresponding amount of the related Class A Certificates).  Any such amount paid with respect to such Class B Certificates shall be used to reimburse Freddie Mac for the amount of the corresponding Credit Advance under its Credit Enhancement.  Any Credit Advance arising from such a pay down of Class A Certificates shall be payable from the sources described in Section 4.03(b) of each Series Certificate Agreement and the cash flow from the Pledge Security Collateral.  The Bonds purchased in connection with such Release Event shall be subsequently cancelled upon withdrawal from the related Series Certificate Agreement.

(c)           Upon the occurrence of Asset Resolution with respect to any issue of Specially Serviced Bonds that relate to a Stabilized Mortgaged Property and which Asset Resolution involves the execution of a work-out agreement pursuant to which the related Bond Mortgage Loan and Bonds are modified to write-down the outstanding principal thereof, the Special Servicer shall provide written notice to Freddie Mac of such action.  In accordance with its Credit Enhancement, Freddie Mac shall, contemporaneously with the execution of such work-out agreement to effect such principal write-down, declare a Release Event with respect to such Bonds in the amount of the aforementioned principal write-down and shall fund the amount of the applicable Release Purchase Price pursuant to its Credit Enhancement, which amount shall be applied pursuant to the terms of the applicable Series Certificate Agreement to pay down a corresponding amount of the related Class B Certificates (or to the extent there are no Class B Certificates above the amount of the Minimum Sponsor Interest left to redeem in the related Series Pool, to pay down a corresponding amount of the related Class A Certificates).  Such amount with respect to such Class B Certificates shall be used to reimburse Freddie Mac for the amount of the corresponding Credit Advance under its Credit Enhancement.  Any Credit Advance arising from such a pay down of Class A Certificates shall be payable from the sources described in Section 4.03(b) of each Series Certificate Agreement and the cash flow from the Pledge Security Collateral.  The Bonds purchased in connection with such Release Event shall be subsequently cancelled upon withdrawal from the related Series Certificate Agreement.

(d)           Upon the occurrence of Asset Resolution with respect to any issue of Specially Serviced Bonds that relate to a Non-Stabilized Mortgaged Property and involve the execution of a work-out agreement pursuant to which the related Bond Mortgage Loan and Bonds are modified to write-down the outstanding principal thereof in an amount necessary in order to achieve Stabilization, the Special Servicer shall provide written notice to Freddie Mac and the Sponsor of such action.  Following receipt of such written notice, Freddie Mac shall declare a Release Event with respect to such Bonds in such amount necessary in order for such Mortgaged Property to achieve Stabilization and the Release Purchase Price so payable shall be funded on behalf of the Sponsor from amounts available under the Stabilization Guaranty, Escrow and Security Agreement and applied in accordance with the related Series Certificate Agreement as a Sponsor-funded Release Event to pay down the related Class A Certificates in a corresponding amount; provided, however, if monies are not available under the Stabilization Guaranty, Escrow and Security Agreement, Freddie Mac shall fund the amount of the applicable Release Purchase Price pursuant to its Credit Enhancement, which amount shall be applied pursuant to the terms of the applicable Series Certificate Agreement to pay down a corresponding amount of the related Class B Certificates (or to the extent there are no Class B Certificates above the amount of the Minimum Sponsor Interest left to redeem in the related Series Pool, to pay down a corresponding amount of the related Class A Certificates).  Any such amount paid with respect to such Class B Certificates shall be used to reimburse Freddie Mac for the amount of the corresponding Credit Advance under its Credit Enhancement.  Any Credit Advance arising from such a pay down of Class A Certificates shall be payable from the sources described in Section 4.03(b) of each Series Certificate Agreement and the cash flow from the Pledge Security Collateral.  The Bonds purchased in connection with such Release Event shall be subsequently cancelled upon withdrawal from the related Series Certificate Agreement.

(e)           Upon the occurrence of Asset Resolution with respect to any issue of Specially Serviced Bonds that relate to a Stabilized Mortgaged Property and involve a sale of such Bonds and a shortfall of amounts available from such action to fund the related Release Purchase Price, the Special Servicer shall provide written notice of such action and the amount of such shortfall to Freddie Mac.  Freddie Mac shall declare a Sponsor-funded Release Event with respect to a portion of such Bonds in the amount of the sale proceeds of such Bonds and a Freddie Mac-funded Release Event with respect to a portion of such Bonds in the amount of the aforementioned shortfall.  The proceeds from the sale of such Bonds shall fund the applicable Release Purchase Price and be applied to pay down Class A Certificates in accordance with the related Series Certificate Agreement and Freddie Mac shall fund the amount of the applicable Release Purchase Price corresponding to the shortfall pursuant to its Credit Enhancement, which amount shall be applied pursuant to the terms of the applicable Series Certificate Agreement to pay down a corresponding amount of the related Class B Certificates (or to the extent there are no Class B Certificates above the amount of the Minimum Sponsor Interest left to redeem in the related Series Pool, to pay down a corresponding amount of the related Class A Certificates).  Such amount paid with respect to such Class B Certificates shall be used to reimburse Freddie Mac for the amount of the corresponding Credit Advance under its Credit Enhancement.  Any Credit Advance arising from such a pay down of Class A Certificates shall be payable from the sources described in Section 4.03(b) of each Series Certificate Agreement and the cash flow from the Pledged Security Collateral.  The Bonds purchased in connection with such Release Event shall be subsequently withdrawn from the related Series Certificate Agreement and delivered to the Special Servicer to effect the sale of such Bonds.

(f)            Upon the occurrence of Asset Resolution with respect to any issue of Specially Serviced Bonds that relate to a Non-Stabilized Mortgaged Property and involve a sale of such Bonds and a shortfall of amounts available from such action to fund the related Release Purchase Price, the Special Servicer shall provide written notice to Freddie Mac and the Sponsor of such action.  Following receipt of such written notice, Freddie Mac shall declare a Sponsor-funded Release Event with respect to a portion of such Bonds in the amount of the sale proceeds of such Bonds and a Sponsor-funded Release Event with respect to such Bonds in the amount of the aforementioned shortfall.  The proceeds from the sale of such Bonds shall fund the applicable Release Purchase Price and be applied to pay down Class A Certificates in accordance with the related Series Certificate Agreement.  The Release Purchase Price with respect to such shortfall shall be funded on behalf of the Sponsor from amounts available under the Stabilization Guaranty, Escrow and Security Agreement, and applied in accordance with the related Series Certificate Agreement as a Sponsor-funded Release Event also to pay down the related Class A Certificates in a corresponding amount; provided, however, if monies are not available under the Stabilization Guaranty, Escrow and Security Agreement, Freddie Mac shall fund the amount of the applicable Release Purchase Price related to the shortfall pursuant to its Credit Enhancement, which amount shall be applied pursuant to the terms of the applicable Series Certificate Agreement to pay down a corresponding amount of the related Class B Certificates (or to the extent there are no Class B Certificates above the amount of the Minimum Sponsor Interest left to redeem in the related Series Pool, to pay down a corresponding amount of the related Class A Certificates).  Any such amount paid with respect to such Class B Certificates shall be used to reimburse Freddie Mac for the amount of the corresponding Credit Advance under its Credit Enhancement.  Any Credit Advance arising from such a pay down of Class A Certificates shall be payable from the sources described in Section 4.03(b) of each Series Certificate Agreement and the cash flow from the Pledge Security Collateral.  The Bonds purchased in connection with such Release Event shall be subsequently withdrawn from the related Series Certificate Agreement and delivered to the Special Servicer to effect the sale of such Bonds.

Section 5.4            Servicing Limitations.  The Sponsor shall not provide any direction to the Servicer or Special Servicer inconsistent with the provisions of the Servicing Agreement or this Agreement.

ARTICLE VI

UNIFORM COMMERCIAL CODE SECURITY AGREEMENT

This Agreement is also a security agreement under the Uniform Commercial Code with respect to the Pledged Security Collateral as provided in Article VIII and all funds and accounts and investments thereof now or hereafter held by the Administrator under any Series Certificate Agreement (to the extent of any retained interested by the Sponsor therein) and all cash and non-cash proceeds thereof (collectively, “UCC Collateral”), and the Sponsor hereby grants to Freddie Mac a security interest in the UCC Collateral as security for all Obligations due under this Agreement and under any of the Sponsor Documents.  The Sponsor shall execute and deliver to Freddie Mac, upon Freddie Mac’s reasonable request, financing statements, continuation statements and other account agreements and amendments, in such form as Freddie Mac may reasonably require to perfect or continue the perfection of this security interest.  The Sponsor shall pay or cause to be paid all filing costs and all costs and expenses of any record searches for financing statements that Freddie Mac may reasonably require.  Except as otherwise provided herein, without the prior written consent of Freddie Mac, the Sponsor shall not create or permit to exist any other lien or security interest in any of the UCC Collateral.  The Sponsor covenants and agrees that it will defend Freddie Mac’s rights and security interests created by this Article against the claims and demands of all Persons.  If a Termination Event has occurred and is continuing, Freddie Mac shall have the remedies of a secured party under the Uniform Commercial Code, in addition to all remedies provided by this Agreement or existing under applicable law.  In exercising any remedies, Freddie Mac may exercise its remedies against the UCC Collateral separately or together, and in any order, without in any way affecting the availability of the other remedies available to Freddie Mac.

ARTICLE VII

REMEDY EVENTS; REMEDIES

Section 7.1            Remedy Events.  The occurrence of any one or more of the following events shall constitute a Remedy Event hereunder (provided only those Remedy Events set forth in (a) through (k) below shall also constitute a Termination Event):

(a)           Freddie Mac, as provider of the Credit Enhancement, has not been paid in full any amount due it under Sections 3.2, 3.3(a)(i) through (iv) and/or Section 3.5, within one year of the date on which such amount became originally due and payable hereunder; provided that if the Administrator or Pledge Custodian has such amounts in its possession pursuant to the Series Certificate Agreement or this Agreement, which amounts are available thereunder or hereunder to pay such amounts to Freddie Mac, such occurrence will not be a Termination Event.  Notwithstanding Section 3.6 hereof, Freddie Mac shall apply all repayments received by it under Sections 3.2, 3.3(a)(i) through (iv) and Section 3.5 hereof to the unpaid amounts that have been due and unpaid for the longest time period;

(b)           Freddie Mac shall have given the Sponsor written notice that Pledged Class A Certificates (other than Pledged Class A Certificates created as a result of a Special Adjustment Event) have not been remarketed as of the 365th day following purchase by the Administrator on behalf of the Sponsor, and Freddie Mac has not been reimbursed for the applicable Liquidity Advance, together with interest thereon;

(c)           failure to pay principal of, and interest on, any Bond Purchase Loan when due at maturity thereof;

(d)           failure of both the Sponsor and the Guarantor to indemnify or repurchase in connection with an Inaccuracy when required under Section 2.4(c);

(e)           failure of both the Sponsor and the Guarantor to indemnify when required under Section 3.12(a), or failure of both the Sponsor and the Parent Guarantor to indemnify when required under Section 3.12(b);

(f)            failure of both the Sponsor and the Guarantor to cause all Stabilization Escrow Required Additional Payments under Section 2.1(b) of the Stabilization Guaranty, Escrow and Security Agreement and Shortfall Fees payable under Section 2.2 of the Stabilization Guaranty, Escrow and Security Agreement to be paid on or before June 30, 2009;

(g)           failure of both the Sponsor and the Parent Guarantor to cause to be paid when due any Stabilization Escrow Required Additional Deposit required under Section 2.1(b)(i) of the Stabilization Guaranty, Escrow and Security Agreement;

(h)           an “Event of Default” under the Bank Credit Facility (provided the occurrence of any such Event of Default shall not be a Termination Event hereunder if (1) the exercise of remedies under the Bank Credit Facility as a result thereof is limited solely to the acquisition of the membership interests in the Sponsor; (2) the prohibition on payment of Distributions under Article 10 of the Bank Credit Facility has not been waived; (3) the Administrative Agent under the Bank Credit Facility has provided Freddie Mac written notice certifying that no remedial action other than as set forth in item (1) above has been taken and no such waiver as described under item (2) above has occurred, which written notice shall also provide that the Administrative Agent will notify Freddie Mac prior to taking any such other remedial action or agreeing to any such waiver; and provided further, notwithstanding the foregoing, the occurrence of any such Event of Default shall not be a Termination Event hereunder at such time as all Stabilization Escrow Required Additional Payments and Shortfall Fees shall have been paid);

(i)            any amendment is made to the Bank Credit Facility documents without first obtaining the written consent of Freddie Mac, as and to the extent required by Section 23.4 of the Revolving Credit and Term Loan Agreement in respect of the Bank Credit Facility;

(j)            Guarantor or Parent Guarantor fails to perform its obligations when required under the Guaranty or Parent Guaranty, as applicable (after the expiration of any cure period contained therein);

(k)           The validity or enforceability of Article VIII of this Agreement shall be contested by the Sponsor or any Class B Beneficial Owner, or the Sponsor, or any Class B Beneficial Owner shall deny that it has any further obligation under Article VIII of this Agreement or any instrument delivered thereunder, or that its beneficial interest in the Class B Certificates is subject to or subordinate to the terms of this Agreement, as applicable, prior to the termination of this Agreement; or

(l)            the Sponsor shall fail to perform its obligations under Section 3.15(b);

(m)          the Sponsor shall fail to observe or perform any other term, covenant, condition or agreement set forth in this Agreement, and such failure shall continue, and remain uncured, for a period of thirty (30) days following notice to the Sponsor of such failure, or actual knowledge by the Sponsor of such failure; provided, however, in the event such failure shall relate to a term, covenant, condition or agreement that can be corrected but not within thirty (30) days, such failure shall not constitute a Remedy Event hereunder if corrective action is instituted by the Sponsor within thirty (30) days and diligently pursued until such failure is cured, provided such failure must be cured not later than 365 days after the initial date of such failure;

(n)           the Sponsor shall fail to observe or perform any other term, covenant, condition or agreement set forth in any of the other Sponsor Documents, or there shall otherwise occur an event of default caused by the Sponsor under any of the other Sponsor Documents (taking into account any applicable notice and cure period);

(o)           any representation made by the Sponsor in Section 2.2 or in Section 8.10 of this Agreement shall prove to have been incorrect in any material respect when made; provided, however, to the extent any such breach of representation is capable of being cured, such breach shall not constitute a Remedy Event hereunder if corrective action is instituted by the Sponsor within 15 days and diligently pursued until the breach is cured, provided such cure must be effected in all events within 90 days.

Section 7.2            Remedies; Waivers.

(a)           Remedies.  Subject to Section 9.11 and the last paragraph of this Section 7.2(a), upon the occurrence and during the continuance of a Termination Event, (i)  Freddie Mac may declare all of the Obligations hereunder to be immediately due and payable, in which case all such Obligations shall become due and payable, without presentment, demand, protest or notice of any kind, including notice of default, notice of intent to accelerate or notice of acceleration; (ii) at the written direction of a Freddie Mac Authorized Officer, the Pledge Custodian shall deliver all Pledged Security Collateral to Freddie Mac; (iii) Freddie Mac may, or the Pledge Custodian at the written direction of a Freddie Mac Authorized Officer shall, without further notice, exercise all rights, privileges or options pertaining to the UCC Collateral as if Freddie Mac were the absolute owner thereof, upon such terms and conditions as Freddie Mac may determine, all without liability except to account for property actually received by Freddie Mac or the Pledge Custodian (but neither Freddie Mac nor the Pledge Custodian shall have any duty to exercise any of those rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing); and (iv) except as provided in the last paragraph of this Section 7.2, Freddie Mac may, or the Pledge Custodian at the written direction of a Freddie Mac

Authorized Officer shall, exercise in respect of the UCC Collateral, in addition to other rights and remedies provided for in this Agreement or otherwise available to it, all of the rights and remedies of a secured party under the Uniform Commercial Code, including the right to sell the UCC Collateral at public or private sale.  The Sponsor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the Sponsor of the time after which any private sale is to be made shall constitute reasonable notification.  Neither Freddie Mac nor the Pledge Custodian shall be obligated to make any sale of UCC Collateral regardless of notice of sale having been given.  Freddie Mac may, or the Pledge Custodian at the written direction of a Freddie Mac Authorized Officer shall, adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

To the extent provided in each Series Certificate Agreement, Freddie Mac shall also have the right (but only if a Remedy Event is also a Termination Event hereunder) to provide notice to the Administrator of a Liquidity Provider Termination Event, in which event the funds advanced by Freddie Mac to purchase Class A Certificates shall be a Credit Advance and immediately due and payable hereunder.

In addition to the foregoing, subject to the limitations contained in Section 9.11, following a Termination Event, Freddie Mac shall have the right to take such action at law or in equity, without notice or demand, as it deems advisable to protect and enforce the rights of Freddie Mac against the Sponsor in and to the UCC Collateral, including, but not limited to, (i) the exercise of any rights and remedies available to Freddie Mac under any of the Sponsor Documents and (ii) the right to cause a Mandatory Tender of all Certificates.

Notwithstanding anything contained in this Section 7.2 to the contrary, following a Termination Event and prior to any liquidation of the UCC Collateral, the Sponsor shall continue to be the beneficial owner of all Purchased Bonds, Pledged Class A Certificates and other Pledged Security Collateral, subject to all liens in favor of Freddie Mac created by this Agreement, until written notice to the contrary is provided by a Freddie Mac Authorized Officer under this Section 7.2.

With respect to and upon the occurrence of any Remedy Event that is not a Termination Event, subject to the limitations contained in Section 9.11 hereof, Freddie Mac shall be entitled to pursue all remedies at law or equity and to apply the cash flow from the Pledged Security Collateral against any monetary claim reduced to judgment.

Notwithstanding anything contained in this Section 7.2 or elsewhere herein to the contrary, Freddie Mac may not take any action to levy upon or to sell the Class B Certificates or to levy upon or to sell Pledged Class A Certificates or Purchased Bonds (if such Pledged Class A Certificates or Purchased Bonds were pledged as the result of a Special Adjustment Event) due to the occurrence of a Remedy Event hereunder; provided the foregoing shall not be deemed to restrict Freddie Mac’s ability to apply cash flow from the pledged Class B Certificates, any such Pledged Class A Certificates or any such Purchased Bonds to the satisfaction of any of the Obligations owed hereunder.

(b)           Application of Proceeds.  The Pledge Custodian shall apply (i) the cash flow available from the Class B Certificates and any Pledged Class A Certificates pledged as the result of a Special Adjustment Event or Purchased Bonds held under Section 8.4(b) and 8.5(b) pursuant to a Sponsor election under Section 8.8(c), and (ii) the cash proceeds actually received from any sale or other disposition of any Pledged Class A Certificates pledged other than as a result of a Special Adjustment Event and any Purchased Bonds held under Section 8.4(a) or Section 8.5(a) as follows: (a) first, to reimburse the Pledge Custodian for the reasonable expenses of preparing for sale, selling and the like and to reasonable attorneys’ fees and expenses and legal expenses incurred by the Pledge Custodian in connection therewith, (b) second, to Freddie Mac to be applied to the repayment of all amounts then due and unpaid on the Obligations and (c) then, to pay the balance, if any, to (i) the Sponsor, or (ii) as otherwise required by law.  The Sponsor shall not be liable for any deficiency, subject to Section 9.11(b) of this Agreement, which sets forth circumstances under which personal liability applies to the Sponsor, if the cash flow from or the proceeds of any final sale or other disposition of the Pledged Security Collateral as described above and any other security provided by the Sponsor for its Obligations hereunder are insufficient to pay the Obligations.

(c)           Waivers.  Freddie Mac shall have the right, to be exercised in its discretion, to waive any Remedy Event under this Agreement.  Unless such waiver expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Remedy Event so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

Section 7.3            Release Events; Bond Purchase Loans.

(a)           Exercise of Right of Sponsor to Fund or Cause Funding in Connection with Release Event.  Subject to the last sentence of this Section 7.3(a), upon the occurrence of circumstances which constitute a Release Event under any Series Certificate Agreement, the Sponsor shall have the right to direct Freddie Mac to designate a Release Event with respect to the related issue of Bonds, along with the right economically to fund or cause the funding of the purchase of such Bonds as provided in this Section 7.3(a).  (The Sponsor shall be required to exercise such right and to fund or cause such funding when required to by Freddie Mac in connection with a Repurchase Inaccuracy pursuant to Section 2.4.)  If the Sponsor elects to exercise any such right by giving notice to Freddie Mac (or is required to do so pursuant to Section 2.4), the Sponsor shall provide or cause to be provided sufficient immediately available funds to Freddie Mac to fund the outstanding principal balance, together with all accrued interest thereon (the “Purchase Price”) of the affected Bonds not later than 11:00 a.m. Washington, D.C. time, on the Business Day prior to the Release Event Date designated by Freddie Mac, together with Hypothetical Gain Share, if any, in connection with such Release Event.  (If the Sponsor makes such election and fails to provide or cause to be provided such funds to Freddie Mac when required, such Release Event shall be cancelled.)  All moneys provided or caused to have been provided by the Sponsor to Freddie Mac for the purchase of such Bonds, shall be applied as provided in the Series Certificate Agreement.  To the extent that such application results in the redemption of all Class A Certificates within the related Series Pool(s), the balance, if any, of such purchase price will be used to redeem Class B Certificates and shall be paid to the Pledge Custodian under this Agreement.  Pursuant to, and to the extent required in Section 8.8 relating to Special Adjustment Events, such monies, along with the liquidation proceeds from any remaining related Bonds, shall be used to purchase Class A Certificates in the unrelated Series Pool designated in the Series Certificate Agreement for such purpose, and those Class A Certificates so purchased shall be deemed Pledged Class A Certificates and held under Article

VIII of this Agreement.  Any such Pledged Class A Certificates shall not be remarketed without the prior written consent of Freddie Mac in its sole discretion.  The foregoing notwithstanding, the Sponsor may only exercise its option to direct Freddie Mac to designate a Release Event as aforesaid and for the Sponsor to fund the related Purchase Price if the Release Event (i) arises from a Tax Event, (ii) relates to an Inaccuracy which the Sponsor has elected to cure through its funding of a Release Event pursuant to Section 2.4, or relates to a Repurchase Inacurracy (in which case the Release Event must be funded by the Sponsor when required by Freddie Mac pursuant to Section 2.4), or (iii) relates to an issue of Specially Serviced Bonds (in any such case, the Sponsor’s required notice to Freddie Mac shall detail the facts supporting the exercise of the Sponsor’s option pursuant to this subsection 7.3(a) hereof); and provided however, if an issue of Bonds to be purchased is secured by a common Bond Mortgage that also secures another issue of Bonds in a Series Pool, such option may only be exercised if all Bonds secured by such Bond Mortgage are purchased.

(b)           Exercise of Purchase Right by Freddie Mac.  In addition to Release Events that may be designated by Freddie Mac under Section 5.3, upon the occurrence of a Release Event under any Series Certificate Agreement which Release Event (i) relates to a Tax Event, (ii) relates to the failure of a Non-Stabilized Mortgaged Property to achieve Stabilization by the Required Stabilization Date, (iii) occurs after the Special Servicing Crossover Date or (iv) occurs after and during the continuance of a Remedy Event hereunder, Freddie Mac shall have the right to designate the Release Event and to fund the purchase of the related series of Bonds if the Sponsor declines or fails to exercise properly its right to fund or cause funding with respect to the same.  Prior to any exercise of such right, Freddie Mac shall provide written notice to the Sponsor (the “Freddie Mac Purchase Notice”) not less than fifteen (15) days prior to the proposed Release Event Date identifying each series of Bonds giving rise to a Release Event, the circumstances giving rise to such Release Event and the proposed purchase date and stating that the Sponsor may elect to fund or cause the funding of such purchase of the series of Bonds.

In the event the Sponsor elects to fund or cause the funding of the purchase of the affected series of Bonds, the provisions of subsection (a) above shall apply.

In the event the Sponsor does not elect to fund or cause the funding of the purchase of the affected series of Bonds, and Freddie Mac does not decide to terminate the Release Event, the affected series of Bonds are required to be purchased with funds drawn pursuant to the Credit Enhancement by Freddie Mac under the Series Certificate Agreement, and such series of Bonds shall be delivered to the Pledge Custodian and held in the name of the Pledge Custodian as applicable for the benefit of the Sponsor subject to the lien in favor of Freddie Mac.  All such moneys for the purchase of such series of Bonds shall be applied as provided in applicable Series Certificate Agreement.  To the extent that such application results in the redemption of all Class A Certificates within the related Series Pool and there is a balance remaining that would have been allocated to redeem Class A Certificates but cannot redeem Class A Certificates because none remain outstanding within that Series Pool, such balance (the “Class A Balance”) shall be used to redeem related Class B Certificates and shall be paid to the Pledge Custodian hereunder.  Pursuant to, and to the extent required under Section 8.8 of this Agreement relating to Special Adjustment Events, the amount of the Class A Balance, along with the liquidation proceeds from any remaining related Bonds, shall be used to purchase Class A Certificates in the unrelated Series Pool(s) designated in the Series Certificate Agreement for such purpose, and those Class A Certificates so purchased shall be deemed Pledged Class A Certificates and held under Article

VIII of this Agreement.  Any such Pledged Class A Certificates shall not be remarketed without the prior written consent of Freddie Mac in its sole discretion.  To the extent required hereunder, all moneys that would have been received by the owners of the Class B Certificates so redeemed shall be paid by the Pledge Custodian  hereunder immediately upon receipt to the Administrator of the unrelated Series Pool in immediately available funds.

Any Credit Advance by Freddie Mac under this Section 7.3(b) to fund the purchase of an affected series of Bonds, shall be deemed to be a loan from Freddie Mac to the Sponsor (a “Bond Purchase Loan”).  The maturity date of any Bond Purchase Loan shall be two years from the date of purchase, on which maturity date the outstanding principal of and any accrued and unpaid interest on such Bond Purchase Loan shall be due and payable in full; provided however, that such Bond Purchase Loan shall be subject to mandatory prepayment in whole or in part from and to the extent of the proceeds of the sale or transfer of all of the related series of Bonds, or the foreclosure, deed in lieu of foreclosure or comparable conversion of the related Bond Mortgage.  Any Bond Purchase Loan may be prepaid by the Sponsor at any time.  Interest on any Bond Purchase Loan shall accrue at a rate of interest per annum equal to the prime rate of interest of Citibank, N.A., until such time as another “Money Center” bank is designated by Freddie Mac in its sole discretion by notice to the Sponsor, which shall be payable on the fifteenth (15th) day of each calendar month.  The principal of any Bond Purchase Loan shall be payable from amounts applied as provided in Section 4.03(b) of the Series Certificate Agreement, except, prior to the payment in full of all Class A Certificates under the applicable Series Certificate Agreement and prior to the termination thereof, the principal of any outstanding Bond Purchase Loan shall not be payable (nor be deemed due for payment) from amounts applied pursuant to the aforementioned Section 4.03(b) if such amounts are derived from a Credit Advance by Freddie Mac in connection with a subsequent Release Event.  The principal of any outstanding Bond Purchase Loan shall also be payable from any payments of principal in respect of a Purchased Bond pursuant to Article VIII hereof.  Subject to Section 5.1, (i) Freddie Mac shall retain all rights and remedies with respect to any such Purchased Bond and the related Owner Documents and (ii) the Sponsor hereby acknowledges and agrees that it has relinquished and has no rights to exercise remedies with respect to the Mortgaged Property or the related Owner Documents except as specifically provided under any Sponsor Documents and that with respect thereto the Sponsor shall not exercise any such rights without the prior written consent of Freddie Mac.

Section 7.4            No Remedy Exclusive.  Unless otherwise expressly provided, no remedy conferred upon or reserved in this Agreement or the other Sponsor Documents is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Sponsor Documents or existing at law or in equity.  No delay or omission to exercise any right or power accruing under any Sponsor Document upon the happening of any event set forth in Section 7.1 shall impair any such right or power or shall be construed to be a waiver of such event, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle Freddie Mac to exercise any remedy reserved to Freddie Mac in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of any of the other Sponsor Documents.  The rights and remedies of Freddie Mac specified in this Agreement are for the sole and exclusive benefit, use and protection of Freddie Mac, and Freddie Mac is entitled, but shall have no duty or obligation to the Sponsor, Guarantor, the Pledge Custodian, the Administrator or otherwise, (a) to exercise or to refrain from any right or remedy reserved to Freddie Mac hereunder, or (b) to cause the Pledge Custodian, the Administrator or any other party to exercise or to refrain from exercising any right or remedy available to it under any of the Sponsor Documents.

ARTICLE VIII

PLEDGE, SECURITY AND CUSTODY OF PLEDGED SECURITY COLLATERAL

Section 8.1            Pledged Security Collateral; Taxable Collateral.  To secure the payment to Freddie Mac in full of all Obligations now or hereafter existing under this Agreement, the Sponsor shall cause to be deposited with the Pledge Custodian all of the Class B Certificates on the date of delivery of the Series Certificate Agreements.  Subject to the provisions of Section 8.18, the Sponsor hereby assigns and pledges to the Pledge Custodian, and grants to the Pledge Custodian, for the benefit of Freddie Mac, a continuing security interest in, and a lien on, all of the Sponsor’s right, title and interest in and to the following property (collectively, the “Pledged Security Collateral”):

(a)           all Purchased Bonds;

(b)           the Class B Certificates issued pursuant to each Series Certificate Agreement;

(c)           all Pledged Class A Certificates;

(d)           all interest and other amounts payable on, and all rights with respect to, any Purchased Bonds, Class B Certificates and Pledged Class A Certificates (including, without limitation, all payments of principal and interest thereon); and

(e)           all proceeds of any of the foregoing.

Section 8.2            Delivery of Pledged Security Collateral.  On the Closing Date, and at such time as a Class A Certificate becomes a Pledged Class A Certificate or a Bond becomes a Purchased Bond in accordance with a Series Certificate Agreement and this Agreement, subject to and except as permitted by the provisions of Section 8.19, the Sponsor shall be the beneficial owner of each of the Class B Certificates, Pledged Class A Certificates and Purchased Bonds, as applicable, which, regardless of the identity of the beneficial owner thereof, shall be held by the Pledge Custodian subject to the security interest created by the terms of this Agreement.  All Pledged Security Collateral shall be deposited in the Custody Account (as defined in Section 8.11 below).  The Pledge Custodian shall cause the Purchased Bonds, the Class B Certificates and the Pledged Class A Certificates, as applicable, to be registered in the name of the Pledge Custodian or, if transfers are recorded in book-entry form only, cause the appropriate records of the applicable financial intermediary to reflect that the Pledge Custodian holds a security interest in the Purchased Bonds, the Class B Certificates and the Pledged Class A Certificates, as applicable, for the benefit of Freddie Mac.

Section 8.3            Amounts Received on Class B Certificates and Pledged Class A Certificates.

(a)           Provided that (i) no Advance has been made pursuant to any Series Certificate Agreement and remains unreimbursed, (ii) all fees and any other amounts due and owing to

Freddie Mac under this Agreement have been paid and (iii) the Pledge Custodian has not received a written notice from Freddie Mac of the occurrence of a Termination Event, or notice of a Remedy Event involving a monetary claim that has been reduced to judgment and that remains unreimbursed, subject to the provisions of Sections 8.3(b) and 8.3(c) and the Series Certificate Agreement, then the Pledge Custodian shall pay to the Sponsor or any Class B Holders designated by the Sponsor pursuant to Section 8.19 within one (1) Business Day of receipt all amounts received by the Pledge Custodian with respect to the Class B Certificates, and to the Sponsor all amounts received by the Pledge Custodian with respect to any Pledged Class A Certificates until the Class B Certificates and all Pledged Class A Certificates are released in accordance with the terms of this Agreement.

(b)           If an Advance has been made pursuant to any Series Certificate Agreement and remains unreimbursed as of the date due and payable, or if all fees and any other amounts due and owing to Freddie Mac, or a Remedy Event involving a monetary claim that has been reduced to judgment, have not been timely paid, or if the Pledge Custodian receives a written notice from Freddie Mac of the occurrence of a Termination Event under this Agreement, the Pledge Custodian shall pay, first, to Freddie Mac within one (1) Business Day of receipt such amounts received by the Pledge Custodian with respect to the Class B Certificates and any Pledged Class A Certificates as are equal to the amount of any such unreimbursed Advance or other amounts due and owing to Freddie Mac under this Agreement and, second, subject to the provisions of Section 8.3(c) and the Series Certificate Agreement, the balance, if any, to the Sponsor (or any Class B Holders designated by the Sponsor pursuant to Section 8.19) or, with respect to Pledged Class A Certificates, the Sponsor, as applicable, until the Class B Certificates and all Pledged Class A Certificates are released from the Custody Account in accordance with the terms of this Agreement.

(c)           Before making any payments to the Sponsor (or any Class B Holders designated by the Sponsor as provided in Section 8.19) pursuant to this Section 8.3, the Administrator shall confirm the aggregate amounts of the Freddie Mac Fee, and the Remarketing Agent Fee paid directly, or caused to be paid, by the Sponsor since the immediately preceding date on which payments were made to the Sponsor (or any Class B Holders designated by the Sponsor as provided in Section 8.19) pursuant to this Section 8.3 (the “Sponsor Paid Expenses”).  For purposes of such confirmation, the Administrator shall be entitled to rely on a statement setting forth such Sponsor Paid Expenses (separately and in the aggregate) delivered by facsimile by the Sponsor to the Pledge Custodian at least two (2) Business Days prior to the date payments are to be made pursuant to this Section 8.3.  Notwithstanding any other provision of this Agreement or the Series Certificate Agreement (including without limitation Section 4.03(a)(viii) of the Series Certificate Agreement), with respect to any Class B Certificate, distributions that would otherwise be made to a permitted transferee of the Sponsor as provided in Section 8.19 shall be reduced by an amount equal to the product of (i) the Sponsor Paid Expenses and (ii) the ratio of the Current Certificate Balance of such Class B Certificate, to the Aggregate Outstanding Class B Certificate Balance (the “Allocable Expense Amount”), and such Allocable Expense Amount shall be paid by the Pledge Custodian to the Sponsor.

Section 8.4            Amounts Received on Purchased Bonds.  (a)  The Pledge Custodian shall pay to Freddie Mac within one (1) Business Day all amounts received by the Pledge Custodian with respect to any Purchased Bonds relating to a Bond Purchase Loan under Section 7.3(b) or received in connection with a Terminating Mandatory Tender Date pursuant to Section 8.6, for credit to the obligations of the Sponsor hereunder until such Purchased Bonds are released to the Sponsor in accordance with the terms of Section 8.5(a) of this Agreement.

(b)           The Pledge Custodian shall pay to Freddie Mac within one (1) Business Day all amounts received by the Pledge Custodian with respect to any Purchased Bonds held hereunder as a result of the early termination of a Series Pool pursuant to Section 8.8(c) hereof  for credit to the obligations of the Sponsor hereunder; provided if not needed to pay amounts then owed to Freddie Mac hereunder, the Pledge Custodian shall release such amounts received to the Sponsor.

Section 8.5            Release of Purchased Bonds.  (a)  If the Pledge Custodian has received written notice from Freddie Mac that Freddie Mac has been fully reimbursed by the Sponsor for all Obligations with respect to a Purchased Bond, relating to a Bond Purchase Loan under Section 7.3(b) that no Advances remain unreimbursed, that all fees and other amounts currently owing to Freddie Mac have been paid, that no Termination Event exists hereunder, and that no Remedy Event involving a monetary claim that has been reduced to judgment and remains unreimbursed, exists hereunder, then the Pledge Custodian shall release such Purchased Bond together with the proceeds thereof remaining in the possession of the Pledge Custodian, if any, to the Sponsor.  No Purchased Bond held hereunder that relates to a Series Certificate Agreement that has been terminated in connection with a Terminating Mandatory Tender Date shall be released by the Pledge Custodian (absent prior written direction from Freddie Mac) until the Pledge Custodian has received written notice from Freddie Mac that all Obligations under this Agreement have been satisfied and this Agreement has been terminated.  The release of any such Purchased Bond shall be free and clear of the security interest created by this Agreement.

(b)           No Purchased Bond held hereunder as a result of the early termination of a Series Pool pursuant to Section 8.8(c) shall be released by the Pledge Custodian (absent prior written direction from Freddie Mac) until the Pledge Custodian has received written notice from Freddie Mac that all Obligations under this Agreement have been satisfied and this Agreement has been terminated.  The release of any such Purchased Bond shall be free and clear of the security interest created by this Agreement.

Section 8.6            Release of Class B Certificates and Pledged Class A Certificates.  If the Pledge Custodian has received written notice from Freddie Mac that Freddie Mac has been fully reimbursed by the Sponsor for all Obligations relating to any Available Remarketing Class A Certificate, the Pledge Custodian shall release such Available Remarketing Class A Certificate to the Administrator for delivery to the Sponsor or, if applicable, in connection with a remarketing to the purchasers of such Pledged Class A Certificates; provided, however, that in no event will a Pledged Class A Certificate that is not an Available Remarketing Class A Certificate be released from the pledge of this Agreement until the date of termination of the pledge of all Class B Certificates pursuant to Section 8.18.  The Pledge Custodian shall not release any Class B Certificates to the Sponsor (or any permitted transferee thereof under Section 8.19) until the date of termination of the pledge of the Class B Certificates pursuant to Section 8.18 unless the Pledge Custodian receives prior written direction from Freddie Mac with respect to the release of all or a portion of the Class B Certificates.  The release of any Pledged Class A Certificate or Class B Certificate, as applicable, shall be free and clear of the security interest created by this Agreement.  If directed in writing by Freddie Mac after a Termination Event or other event giving rise to a Terminating Mandatory Tender Date under Section 13.01 of each Series

Certificate Agreement, the Pledge Custodian shall deliver Pledged Class A Certificates to the Administrator for cancellation in exchange for the underlying Bonds related thereto as soon as such underlying Bonds have been received by the Pledge Custodian from the Administrator pursuant to Section 13.03 of each Series Certificate Agreement.  Any such underlying Bonds so received shall be held hereunder as Purchased Bonds and notice thereof shall be provided to the Sponsor.

Section 8.7            Loss to Pledged Security Collateral.  The Pledge Custodian shall not be liable for any loss with respect to any Pledged Security Collateral in its possession (except for any loss resulting from the Pledge Custodian’s willful misconduct or gross negligence), nor shall such loss diminish the Obligations.

Section 8.8            Use of Proceeds Arising from Redemption of Class B Certificates; Special Adjustment Events.

(a)           Except as provided in Section 8.8(c) below, following the termination of any Series Pool on a Series Expiration Date when other Series Pools still remain in existence, at the direction of Freddie Mac, the Pledge Custodian shall either liquidate such Bonds to fund a Special Adjustment Event with respect to the remaining Series Pool(s) or direct the Administrator to do so pursuant to Section 13.02 of the related Series Certificate Agreement to effect a Special Adjustment Event.  Such liquidation proceeds shall be applied by the Pledge Custodian, along with any principal or redemption payment with respect to Class B Certificates due to the funding of a Release Event under Section 7.3 hereof, after any payments described in Section 8.3(a) or (b) to be made to Freddie Mac have been made, to effect the Special Adjustment Event as provided in Section 7.02 of the related Series Pool(s) as directed by Freddie Mac.

(b)           Pledged Class A Certificates that are the result of a purchase of Class A Certificates pursuant to this Section 8.8 shall be delivered to the Pledge Custodian and pledged pursuant to the terms of this Agreement.

(c)           Notwithstanding the foregoing provisions of this Section, the Sponsor by written notice given to the Pledge Custodian prior to any liquidation of Bonds to fund a Special Adjustment Event as provided in Section 8.8(a) above, may elect that such liquidation not occur and instead that such Bonds be held hereunder as Purchased Bonds pursuant to the provisions of Section 8.4(b) and Section 8.5(b).

Section 8.9            Ownership Restrictions.  Notwithstanding any provisions of this Agreement, ownership by and release to the Sponsor (or any Class B Holder designated under Section 8.19) of any Pledged Security Collateral as described hereunder shall be in all respects subject to the provisions of any documents restricting or governing transfers and ownership of such Pledged Security Collateral.

Section 8.10         Representations and Warranties of the Sponsor to the Pledge Custodian.  The Sponsor represents and warrants to the Pledge Custodian on the Closing Date, that:

(a)           it is the legal and beneficial owner of (and has full right and authority to pledge and assign) the Class B Certificates, free and clear of all liens, security interests,

options or other charges or encumbrances (collectively, “Liens”) except Liens granted pursuant to this Agreement; and

(b)           upon delivery of the Class B Certificates to the Pledge Custodian (or notice to the financial intermediary, if applicable), the Pledge Custodian shall have a valid, enforceable and first priority security interest in the Class B Certificates securing the Obligations.

Section 8.11         Custody Account.  On or prior to the Closing Date, the Pledge Custodian shall establish on its books and in its records the Custody Account.  The Pledge Custodian shall maintain the Custody Account until the termination of this Agreement.  At no time shall the Custody Account be maintained on behalf of, or be payable to, any person other than Freddie Mac.  Neither the Sponsor nor any Holder of the Class B Certificates shall not have any right of withdrawal from the Custody Account other than as provided herein.  No property other than Pledged Security Collateral shall be deposited by the Pledge Custodian in the Custody Account.  Segregation of the Pledged Security Collateral in the Custody Account from other property maintained with the Pledge Custodian shall be accomplished by appropriate identification on the Pledge Custodian’s books and records.  The Pledge Custodian shall, at all times prior to the termination of this Agreement, maintain a record of all Purchased Bonds, Class B Certificates, Pledged Class A Certificates and other property in the Custody Account separately identifying such Purchased Bonds, Class B Certificates, Pledged Class A Certificates, or other property received with respect thereto as being subject to the security interest granted to the Pledge Custodian on behalf of Freddie Mac in this Agreement.  So long as the internal procedures set forth in this Section are met by the Pledge Custodian, the Pledge Custodian may hold the Pledged Security Collateral in its vaults or in a commingled account (whether book-entry or otherwise) of the Pledge Custodian, as agent for its customers, with any bank, central depository or clearing organization as the Pledge Custodian’s subcustodian, in nominee name or otherwise.

Section 8.12         Appointment and Powers of the Pledge Custodian.

(a)           The Sponsor acknowledges the appointment of Freddie Mac in its capacity as the Pledge Custodian as collateral agent for Freddie Mac in its corporate capacity under this Agreement, and authorizes the Pledge Custodian to take such actions on behalf of Freddie Mac, and to exercise such rights, remedies, powers and privileges under this Agreement as are specifically authorized to be exercised by the Pledge Custodian by the terms of this Agreement.  The Pledge Custodian may execute any of its duties as collateral agent under this Agreement by or through its agents (but only with the prior written consent of Freddie Mac) or employees and shall be entitled to retain experts (including counsel) and to act in reliance upon the advice of such experts concerning all matters pertaining to the agencies created by this Agreement and its duties under this Agreement, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel selected by it.  The Pledge Custodian agrees to perform only those duties specifically set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement.  So long as Freddie Mac is acting as Pledge Custodian hereunder, it shall have no duty to provide notice to, or seek the consent or direction of, Freddie Mac in its corporate capacity.

(b)           The Pledge Custodian shall have no duty to exercise any discretionary right, remedy, power or privilege granted to it by this Agreement, or to take any affirmative action under this Agreement, unless directed to do so by Freddie Mac in writing, and shall not, without the prior written approval of Freddie Mac, consent to any departure by the Sponsor from the terms of this Agreement, waive any default on the part of the Sponsor under this Agreement or amend, modify, supplement or terminate, or agree to any surrender of, this Agreement or the Pledged Security Collateral; provided, that the Pledge Custodian shall not be required to take any action that exposes the Pledge Custodian to personal liability, or which is contrary to this Agreement or any other agreement or instrument relating to the Pledged Security Collateral or applicable law.

(c)           Neither the Pledge Custodian nor any of its directors, officers, employees or agents, shall be liable for any action taken or omitted to be taken by it or them under this Agreement, or in connection with this Agreement, except for its or their own breach of this Agreement, gross negligence or willful misconduct; nor shall the Pledge Custodian be responsible for the validity, effectiveness, value, sufficiency or enforceability against the Sponsor of this Agreement or any other document furnished pursuant to this Agreement or in connection with this Agreement, or of the Pledged Security Collateral (or any part thereof), or for the perfection or priority of any security interest purported to be granted under this Agreement.

(d)           The Pledge Custodian shall be entitled to rely on any communication, instrument, paper or other document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.  The Pledge Custodian shall be entitled to assume that no Remedy Event shall have occurred and be continuing, unless the Pledge Custodian has received written notice from Freddie Mac that such a Remedy Event has occurred and is continuing and specifying the nature of the Remedy Event.  The Pledge Custodian may accept deposits from, lend money to, and generally engage in any kind of business with, the Sponsor and its Affiliates as if it were not the agent of Freddie Mac.

(e)           None of the provisions contained in this Article VIII shall require the Pledge Custodian to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under this Article VIII except for any liability of the Pledge Custodian arising from its own gross negligence or willful misconduct.

(f)            Notwithstanding any other provisions in this Agreement to the contrary, in no event shall the Pledge Custodian be liable for special, consequential or punitive damages.

Section 8.13         Successor Pledge Custodian.

(a)           If Freddie Mac no longer acts as Pledge Custodian, if required by the successor pledge custodian or Freddie Mac, the Sponsor and the successor pledge custodian shall execute a new pledge, security and custody agreement that contains substantially the same terms as Article VIII of this Agreement and which is in form and substance satisfactory to Freddie Mac and the Sponsor.  The Pledge Custodian acting under this Agreement may at any time resign by an instrument in writing addressed and delivered to the Sponsor and, if applicable, Freddie Mac (provided, however, that, if the Pledge Custodian (if other than Freddie Mac) is Administrator under the Series Certificate Agreement, the Pledge Custodian must have resigned as

Administrator under the Series Certificate Agreement), and may be removed at any time with or without cause by an instrument in writing duly executed by or on behalf of Freddie Mac.

(b)           Freddie Mac shall have the right to appoint a successor Pledge Custodian upon any such resignation or removal by an instrument of substitution complying with the requirements of applicable law, or, in the absence of any such requirements, without formality other than appointment and designation in writing, at no additional expense to the Sponsor.  Upon the making and acceptance of such appointment, the execution and delivery by such successor Pledge Custodian of a ratifying instrument pursuant to which such successor Pledge Custodian agrees to assume the duties and obligations imposed on the Pledge Custodian by the terms of this Agreement, and the delivery to such successor Pledge Custodian of the Pledged  Security Collateral and documents and instruments then held by the retiring Pledge Custodian, such successor Pledge Custodian shall thereupon succeed to and become vested with all the estate, rights, powers, remedies, privileges, immunities, indemnities, duties and obligations by this Agreement granted to or conferred or imposed upon the Pledge Custodian named in this Agreement, and any such appointment and designation shall not exhaust the right to appoint and designate further successor Pledge Custodians under this Agreement.  No Pledge Custodian shall be discharged from its duties or obligations under this Agreement until the Pledged Security Collateral and documents and instruments then held by such Pledge Custodian shall have been transferred or delivered to the successor Pledge Custodian, and until such retiring Pledge Custodian shall have executed and delivered to the successor Pledge Custodian appropriate instruments assigning the retiring Pledge Custodian’s security or other interest in the Pledged Security Collateral to the successor Pledge Custodian.  The retiring Pledge Custodian shall not be required to make any representation or warranty in connection with any such transfer or assignment.

(c)           If no successor Pledge Custodian shall be appointed, as provided above, or, if appointed, shall not have accepted its appointment within thirty (30) days after the resignation or removal of the retiring Pledge Custodian, then the retiring Pledge Custodian may appoint a successor Pledge Custodian.  Each such successor Pledge Custodian shall provide the Sponsor and Freddie Mac with its address, to be used for purposes of Section 9.6, in a notice complying with the terms of Section 9.6.  Notwithstanding the resignation or removal of any retiring Pledge Custodian under this Agreement, the provisions of this Agreement shall continue to inure to the benefit of such Pledge Custodian in respect of any action taken or omitted to be taken by such Pledge Custodian in its capacity as such while it was Pledge Custodian under this Agreement.

Section 8.14         Qualifications of Pledge Custodian.  Any Pledge Custodian at any time acting under this Agreement must at all times be either Freddie Mac or a bank or trust company organized under the laws of the United States of America or any state of the United States, having a combined capital stock, surplus and undivided profits aggregating at least $50,000,000 (or be the wholly-owned subsidiary of a corporation or other entity meeting such requirement) or have at least $500,000,000 in assets under trust management.

Section 8.15         [Reserved].

Section 8.16         No Additional Waiver Implied by One Waiver.  If any provision of this Article VIII is breached by the Sponsor and thereafter waived by the Pledge Custodian, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach under this Article VIII; provided that no waiver of any breach or default hereunder may be granted by the Pledge Custodian without the prior written consent of Freddie Mac.  Any forbearance by the Pledge Custodian to demand payment for any amounts payable under this Article VIII shall be limited to the particular payment for which the Pledge Custodian forbears demand for payment and will not be deemed a forbearance to demand any other amount payable under this Article VIII.

Section 8.17         Cooperation.  At any time, and from time to time after the date of this Agreement, the Sponsor shall, at the request of the Pledge Custodian or Freddie Mac (if not serving as Pledge Custodian), execute and deliver any instruments or documents, including U.C.C. financing and continuation statements in favor of the Pledge Custodian, reflecting the Pledge Custodian’s security interest in the Pledged Security Collateral, and shall take all such further actions as such party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

Section 8.18         Termination.  The assignments, pledges and security interests created or granted by this Article VIII shall terminate contemporaneously with the termination of this Agreement, at which time the Pledge Custodian shall reassign, without recourse to, or any warranty whatsoever by the Pledge Custodian, and deliver to the Sponsor (or Class B Holders designated by the Sponsor under Section 8.19), as applicable, all Pledged Security Collateral and documents then in the custody or possession of the Pledge Custodian, and, if requested by the Sponsor, shall execute and deliver to the Class B Beneficial Owners in accordance with Sections 8.5 and 8.6, all Pledged Security Collateral and documents then in the custody or possession of the Pledge Custodian, and, if requested by the Sponsor, shall execute and deliver to the Sponsor for recording or filing in each office in which any assignment or financing statement relative to the Pledged Security Collateral or the agreements relating thereto, or any part thereof, shall have been filed or recorded, a termination statement or release under applicable law (including, if relevant, the U.C.C.) releasing the Pledge Custodian’s interest therein, and such other documents and instruments as the Sponsor may reasonably request, all without recourse to or any warranty whatsoever by the Pledge Custodian, and at the cost and expense of the Sponsor.  Freddie Mac shall notify the Pledge Custodian in writing of any such termination, and the Pledge Custodian shall be entitled to rely upon such notice.

Section 8.19         Transfers.  Notwithstanding any other provision of this Agreement or any other Sponsor Document, subject to the provisions of each Series Certificate Agreement regarding (i) the delivery of an investor letter and (ii) the requirement that any transfer of a beneficial ownership interest in the Class B Certificates shall be made only in accordance with or subject to an exemption from, the Securities Act of 1933, as amended, the Sponsor and any transferee thereof shall be permitted to transfer any portion of its beneficial ownership interest in Class B Certificates.  Any beneficial ownership interest in a Class B Certificate transferred, and all proceeds thereof, shall nonetheless remain subject to the security interest created by this Agreement, and each transferee shall be deemed to have agreed to each and every provision of this Agreement, including without limitation (a) the assignment and pledge to the Pledge Custodian and grant to the Pledge Custodian, for the benefit of Freddie Mac, of a continuing security interest in and a lien on, all of its right, title and interest in and to the Class B Certificates acquired and all proceeds thereof, pursuant to Section 8.1 and (b) the appointment and powers of the Pledge Custodian as collateral agent for Freddie Mac as set forth in this Article VIII.  In addition, the Pledge Custodian shall have no duty to ascertain the identity of any transferee of a beneficial ownership interest in the Class B Certificates, and shall make all payments with respect to any Class B Certificate that is permitted to be paid to the Sponsor only to the Sponsor or a single entity designated by the Sponsor in accordance with the written instructions thereof.  The Pledge Custodian shall be permitted to rely on and assume the accuracy of any such instructions.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Counterparts.  This Agreement may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original, and all such counterparts shall constitute one and the same instrument.

Section 9.2            Amendments, Changes and Modifications.  This Agreement may be amended, changed, modified, altered or terminated only by a written instrument or written instruments signed by the parties to this Agreement.  No course of dealing among the Sponsor and Freddie Mac, nor any delay in exercising any rights hereunder, shall operate as a waiver of any rights of Freddie Mac hereunder.  Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance, and for the specific purpose for which given.

Section 9.3            Payment Procedure.  All amounts due to Freddie Mac under Article III of this Agreement shall be paid to Freddie Mac.  All such payments shall be paid in lawful currency of the United States of America and in immediately available funds in accordance with instructions given to the Sponsor by Freddie Mac to an account designated in writing by Freddie Mac before 2:00 p.m. (Washington, D.C. time) on the date when due, unless the Sponsor is otherwise instructed in writing by Freddie Mac.

Section 9.4            Payments on Business Days.  In any case where the date of payment to Freddie Mac or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.

Section 9.5            Governing Law; Severability.  This Agreement shall be construed, and the rights and obligations of Freddie Mac and the Sponsor hereunder determined, in accordance with federal statutory or common law (“federal law”).  Insofar as there may be no applicable rule or precedent under federal law and insofar as to do so would not frustrate the purposes of any provision of this Agreement and the Freddie Mac Act, the local law of the State of New York shall be deemed reflective of federal law.  The parties agree that any legal actions among Freddie Mac and the Sponsor regarding each party hereunder shall be originated in the United States District Court in and for the Eastern District of Virginia, and the parties hereby consent to the jurisdiction and venue of said Court in connection with any action or proceeding initiated concerning this Agreement.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

Section 9.6            Notices.  All notices, directions, certificates or other communications hereunder to Freddie Mac or the Sponsor shall be deemed to be given (unless another form of notice shall be specifically set forth in this Agreement) on the Business Day following the date on which the same shall have been delivered to a national overnight delivery service (receipt of which to be evidenced by a signed receipt for overnight delivery service) with arrangements made for payment of all charges, for next Business Day delivery, addressed as set forth below.  All notices, directions, certificates or other communications to the Pledge Custodian or the Administrator shall be given and addressed in accordance with this Agreement and the Series Certificate Agreement.

Freddie Mac:	Federal Home Loan Mortgage Corporation
8100 Jones Branch Drive
McLean, Virginia 22102-3110
Attention: Director of Multifamily Loan Accounting
Facsimile: (703) 714-3273
Telephone: (703) 903-2000

with a copy to:	Federal Home Loan Mortgage Corporation
8200 Jones Branch Drive
McLean, Virginia 22102-3110
Attention: Associate General Counsel – Negotiated
Transactions
Facsimile: (703) 903-3693
Telephone: (703) 903-2000

with a copy to:	Federal Home Loan Mortgage Corporation
8100 Jones Branch Drive
McLean, Virginia 22102
Attention: Director of Multifamily Loan Servicing
Facsimile: (703) 714-3003
Telephone: (703) 903-2000

Sponsor:	Centerline Sponsor 2007-1 Securitization, LLC
c/o Centerline Capital Group, Inc.
625 Madison Avenue
New York, New York 10022
Attention: John D’Amico
Facsimile: (212) 593-5796

with a copy to:	Greenberg Traurig, LLP
Two Commerce Square, Suite 2700
2001 Market Street
Philadelphia, PA 19103
Attention: Michael Lehr
Facsimile: (215) 988-7801

Guarantor:	Centerline Guarantor LLC
c/o Centerline Capital Group Inc.
625 Madison Avenue
New York, New York 10022
Attention: John D’Amico
Facsimile: (212) 593-5796
Telephone: (212) 588-2075

with a copy to:	Greenberg Traurig, LLP
Two Commerce Square, Suite 2700
2001 Market Street
Philadelphia, PA 19103
Attention: Michael Lehr
Facsimile: (215) 988-7801

Servicer:	Centerline Mortgage Capital Inc.
c/o Centerline Capital Group Inc.
625 Madison Avenue
New York, New York 10022
Attention: John D’Amico
Facsimile: (212) 593-5796
Telephone: (212) 588-2075

with a copy to:	Greenberg Traurig, LLP
Two Commerce Square, Suite 2700
2001 Market Street
Philadelphia, PA 19103
Attention: Michael Lehr
Facsimile: (215) 988-7801

Section 9.7            Further Assurances and Corrective Instruments.  To the extent permitted by law, the parties to this Agreement agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements to this Agreement and such further instruments as Freddie Mac may reasonably request and as may be reasonably required in the opinion of Freddie Mac or its counsel to effectuate the intention of or to facilitate the performance of this Agreement or any other Sponsor Document.

Section 9.8            Term of this Agreement.  The term of this Agreement (the “Term”) shall continue in full force and effect, and Sponsor shall not be released from liability under this Agreement until the later of (a) the Terminating Mandatory Tender Date, (b) the date on which Freddie Mac has no further liability (accrued or contingent) under any Series Certificate Agreement and (c) the date on which Freddie Mac has been paid all amounts due it under this Agreement, under the other Sponsor Documents and otherwise with respect to the Obligations.  Notwithstanding such termination, the provisions of Sections 2.1, 2.2, 2.4 and Section 3.12 hereof shall survive the expiration or termination of this Agreement.

Section 9.9            Assignments; Transfers; Third-Parties Rights.  The Sponsor shall not assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Freddie Mac.  This Agreement may not be transferred in any respect without the prior written consent of Freddie Mac.  Freddie Mac may not assign its interest in this Agreement to any entity without the prior written consent of the Sponsor (unless a Termination Event has occurred and is continuing in which case such consent shall not be required).  Nothing in this Agreement shall confer any right upon the owner or holder of any Certificate or upon any other Person other than the parties hereto and their successors and permitted assigns.

Section 9.10         Headings.  Article and section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.11         Limitation on Personal Liability.

(a)           Except as otherwise provided in Section 9.11(b), the Sponsor shall have no personal liability under this Agreement or any other Sponsor Document for the payment of the payment obligations or for the performance of any other obligations of the Sponsor under the Sponsor Documents, and Freddie Mac’s only recourse for the satisfaction or performance of the Obligations shall be Freddie Mac’s exercise of its rights and remedies with respect to the UCC Collateral and any other collateral held by Freddie Mac as security for the Obligations.

(b)           The Sponsor shall be personally liable to Freddie Mac for its damages, losses or expenses, as applicable resulting from any of the following: (1) fraud or written material misrepresentation by the Sponsor or Guarantor or any officer, director, partner, member, manager or employee of the Sponsor, Guarantor in connection with the application for or creation of the Obligations or any request for any action or consent by Freddie Mac, (2) any costs and expenses incurred by Freddie Mac in connection with the collection of any amount for which the Sponsor is personally liable under this Section, including fees and out of pocket expenses of attorneys and expert witnesses and the costs of conducting any independent audit of the Sponsor’s or Guarantor’s books and records to determine the amount for which the Sponsor has personal liability; (3) the Sponsor’s failure to perform its obligations under Section 2.4(c) or 2.4(d); and (4) the breach of any corporate representation or warranty of the Sponsor set forth in Section 2.2.

(c)           To the extent that the Sponsor has personal liability under this Section 9.11, Freddie Mac may exercise its rights against the Sponsor personally without regard to whether Freddie Mac has exercised any rights against the UCC Collateral or any other security or pursued any rights against any guarantor or pursued any other rights available to Freddie Mac under this Agreement, any other Sponsor Document or applicable law.

Section 9.12         Consent of Freddie Mac.  Whenever Freddie Mac shall have any right or option to exercise any  discretion, to determine any matter, to accept any presentation or to approve any matter, such exercise, determination, acceptance or approval shall, unless otherwise specifically provided, be in Freddie Mac’s sole and absolute discretion.

Section 9.13         Disclaimer; Acknowledgments.  Approval by Freddie Mac of the Sponsor, Guarantor, the Remarketing Agent, the Sponsor Documents, any Owner Documents, any Mortgaged Property, the Bonds or otherwise shall not constitute a warranty or representation by Freddie Mac as to any matter.  Nothing set forth in this Agreement, in any of the other Sponsor Documents or in the subsequent conduct of the parties shall be deemed to constitute Freddie Mac as the partner or joint venturer of the Sponsor, Depositor, Guarantor or any Person for any purpose whatsoever.

Section 9.14         Entire Agreement.  This Agreement and the Sponsor Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the Sponsor Documents.  Nothing in this Agreement or the Sponsor Documents, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Sponsor Documents; provided, however, that as to Persons other than Freddie Mac and the Sponsor that are parties to any of the Sponsor Documents, such Persons shall not have any rights, remedies, obligations or liabilities under this Agreement or any of the Sponsor Documents except under such Sponsor Documents to which such Persons are directly parties.

Section 9.15         Survival of Representation and Warranties.  All statements contained in any Sponsor Document, or in any certificate, financial statement or other instrument delivered by or on behalf of the Sponsor pursuant to or in connection with this Agreement (including but not limited to any such statement made in or in connection with any amendment hereto or thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement (a) shall be made and shall be true at and as of the Closing Date and (b) shall survive the execution and delivery of this Agreement, regardless of any investigation made by Freddie Mac or on its behalf.

Section 9.16         Waiver of Claims.  IN ORDER TO INDUCE FREDDIE MAC TO EXECUTE AND DELIVER THE SERIES CERTIFICATE AGREEMENT, THE SPONSOR HEREBY REPRESENTS AND WARRANTS THAT IT HAS NO CLAIMS, SET-OFFS OR DEFENSES AS OF THE CLOSING DATE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR IN CONNECTION WITH ANY OF THE OTHER SPONSOR DOCUMENTS.  TO THE EXTENT ANY SUCH CLAIMS, SET-OFFS OR DEFENSES MAY EXIST, WHETHER KNOWN OR UNKNOWN, THEY ARE EACH HEREBY WAIVED AND RELINQUISHED IN THEIR ENTIRETY.

Section 9.17         Waivers of Jury Trial.  THE SPONSOR AND FREDDIE MAC EACH (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP

BETWEEN THE SPONSOR AND FREDDIE MAC AS CREDIT FACILITY PROVIDER, LIQUIDITY FACILITY PROVIDER, PLEDGE CUSTODIAN AND ADMINISTRATOR THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

[Signatures follow]

IN WITNESS WHEREOF, the Sponsor and Freddie Mac have executed this Reimbursement Agreement as of the day and year first above written.

FEDERAL HOME LOAN MORTGAGE
CORPORATION

By:	/s/ W. Kimball Griffith
W. Kimball Griffith
Vice President, Multifamily Affordable
Housing Production & Investments

[SIGNATURE PAGE TO OSPREY TEBS REIMBURSEMENT, PLEDGE AND SECURITY AGREEMENT]

CENTERLINE SPONSOR 2007-1 SECURITIZATION, LLC, a Delaware limited liability company, as Sponsor

By: CENTERLINE HOLDING TRUST, a Delaware statutory trust, its manager

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
President

[COUNTERPART SIGNATURE PAGE TO OSPREY TEBS REIMBURSEMENT, PLEDGE AND SECURITY AGREEMENT]